Exhibit 2.1

Share Exchange Agreement

dated as of

December 28, 2021

by and between

AiPharma Group Ltd.,

an exempted company incorporated under the laws of the Cayman Islands,

and

Aditxt, Inc.,

a Delaware corporation

- i -

Table of Contents

(continued)

- ii -

Table of Contents

(continued)

Annex I ⸺ Corporate Organizational Chart and List of AiPharma Assets

Annex II ⸺ Terms of Loan Amendment

Exhibit A ⸺ Sixth Amendment to Secured Credit Agreement

Schedules

- iii -

Share Exchange Agreement

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 28, 2021 (the “Agreement Date”), by and between AiPharma Group Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Seller”), and Aditxt, Inc., a Delaware corporation (the “Purchaser”). The Seller and the Purchaser are sometimes referred to herein individually as a “Party”, and together, as the “Parties”.

W I T N E S S E T H:

A.	As of the Agreement Date, all of the assets and liabilities of the Seller set forth on Annex I (the “AiPharma Assets”), are directly or indirectly (through a wholly-owned Subsidiary) owned by AiPharma Global Holdings LLC, a Delaware limited liability company, a wholly-owned subsidiary of the Seller (the “Company”);

B.	As of the Secondary Closing (as hereinafter defined), the AiPharma Assets will represent all of the material assets of the Seller (except for any assets that were acquired by the Seller after the date hereof);

C.	Subject to the terms and conditions set forth herein, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the issued and outstanding equity interests in the Company, in exchange for the issuance by the Purchaser to the Seller and/or the Seller Recipients of the Issued Purchaser Shares and such other consideration as set forth herein;

D.	The Board of Directors of the Seller has approved this Agreement and transactions contemplated hereby (the “Transactions”);

E.	The Parties have, contemporaneously herewith, executed the sixth amendment to the Loan Agreement (as hereinafter defined), the form of which is attached as Exhibit A hereto;

F.	Citing IRM Part 3.13.2.27.9 (01-01-2022), Request to Withdraw Classification Election, each of the Company and AiPharma Development (as hereinafter defined) will have sent to the IRS (as hereinafter defined), prior to December 31, 2021, a request to withdraw/rescind the IRS Form 8832, Entity Election, that was filed by the Company and AiPharma Development, respectively, on September 27, 2021 (with an effective date of August 16, 2021 with respect to the Company and with an effective date of August 18, 2021 with respect to AiPharma Development) (each an “Entity Classification Election”); and

G.	The Company has assigned to the Seller all of its rights and obligations under the Strategic Alliance Agreement dated (as hereinafter defined).

In consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Purchaser SEC Documents” has the meaning set forth in Section 4.9(a).

1.3 “Additional Target Shares” has the meaning set forth in Section 6.1(d)(ii).

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Agreement Date” has the meaning set forth in the preamble hereto.

1.7 “AiPharma Assets” has the meaning set forth in the recitals hereto.

1.8 “AiPharma Companies” means, collectively, (i) AiPharma Global Holdings LLC, a Delaware limited liability company, (ii) AiPharma Holdings Limited, a company formed under the laws of the British Virgin Islands, (iii) AiPharma Limited, a company formed under the laws of the British Virgin Islands, (iv) AiPharma Asia Limited, a company formed under the laws of Hong Kong, and (v) AiPharma Development.

1.9 “AiPharma Companies IP” means any Intellectual Property used in the operation of the respective Businesses of the AiPharma Companies as currently conducted or any Intellectual Property the AiPharma Companies currently own or are currently licensed or otherwise currently possess valid rights to use, including, but not limited to, the patents or patent applications and trademarks set forth on Schedule 1.9(a) of the Seller Disclosure Letter and any Intellectual Property otherwise governed by the agreements as set forth on Schedule 1.9(b) of the Seller Disclosure Letter.

1.10 “AiPharma Companies Organizational Documents” means, with respect to the AiPharma Companies, such company’s (a) certificate or articles of incorporation, formation or organization, and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such company, (b) bylaws, operating agreements, limited liability company agreements, partnership agreements, articles or memoranda of association, or trust agreements, and (c) any similar agreements, instruments or documents relating to the organization or governance of such company, in each case, as amended or supplemented.

1.11 “AiPharma Development” means AiPharma Development LLC, a Delaware limited liability company.

1.12 “AiPharma Financial Statements” has the meaning set forth in Section 3.7(a).

1.13 “AiPharma Group Material Adverse Effect” means any state of facts, change, occurrence, result, effect, event, circumstance or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, results of operations or financial condition of the AiPharma Companies, Taken as a Whole, or (b) would prevent the Company from consummating the Transactions or the Ancillary Transactions to which it is party or bound or performing its obligations under this Agreement or under any Ancillary Agreements to which it is party or bound; provided, however, that “AiPharma Group Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions anywhere in the world, or conditions in the global economy generally; (ii) conditions generally affecting the industries in which the AiPharma Companies operate; (iii) any changes in financial, banking or securities markets in general, anywhere in the world, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates or any change in exchange rates for the currencies of any country; (iv) geopolitical conditions, acts of war, armed hostilities, military actions or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any of the Ancillary Agreements or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP or other applicable accounting standards) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transactions and the Ancillary Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the AiPharma Companies; (viii) any natural or man-made disasters or acts of God anywhere in the world, or any epidemic, pandemic or disease outbreak (including COVID-19 coronavirus pandemic); or (ix) any failure by the AiPharma Companies to meet any internal projections, forecasts or revenue or earnings predictions.

1.14 “Alternative Proposal” has the meaning set forth in Section 5.4(c).

1.15 “Alternative Transaction” means any of the following transactions (other than the Transactions) involving either (x) the AiPharma Companies or (y) the Purchaser, as the case may be: (a) any sale, lease, exchange, transfer or other disposition of (i) any, in the case of the AiPharma Companies, or more than fifty percent (50%) or more, in the case of Purchaser, of the consolidated material assets of such Person(s) (other than sales of inventory, services or licenses in the ordinary course of business), or (ii) any, in the case of the AiPharma Companies, or more than fifty percent (50%) or more, in the case of the Purchaser, of any class or series of the capital stock or other equity interests of such Person(s) currently outstanding, in a single transaction or series of transactions, or (b) (i) in the case of the AiPharma Companies, any issuance, without the Purchaser’s prior written consent, of any securities or any right to receive securities of the AiPharma Companies, or (ii) in the case of the Purchaser, any issuance, without the Seller’s prior written consent, of any securities or any right to receive securities of the Purchaser or any of its Subsidiaries which could, through one or more transactions, result in the issuance of more than fifty percent (50%) or more of the issued and outstanding shares of Purchaser Common Stock as of the Agreement Date; provided, that any such Alternative Transaction is pursued and effected in accordance with the terms of this Agreement.

1.16 “Ancillary Agreements” means, collectively, the (a) Employment Agreements, (b) Registration Rights Agreement and (c) the Support Agreements.

1.17 “Ancillary Transactions” means, collectively, the transactions contemplated by the Ancillary Agreements.

1.18 “Anti-Bribery Law” has the meaning set forth in Section 3.23(a).

1.19 “AP Assets” means the assets set forth on Schedule 1.19 of the Seller Disclosure Letter, which shall be transferred by the Seller to the AiPharma Companies prior to the Initial Closing.

1.20 “Appili” means Appili Therapeutics Inc., a federal corporation under the Canada Business Corporations Act.

1.21 “Appili Shares” has the meaning set forth in Section 2.2(a)(i)(B).

1.22 “Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other similar jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit or body and any court or other similar tribunal, and for the avoidance of doubt, any taxing authority); or (d) self-regulatory organization (including the Nasdaq Stock Market).

1.23 “A&R Purchaser Bylaws” means the Amended and Restated Bylaws of the Purchaser to be adopted at the Secondary Closing, substantially in the form to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing to reflect and implement the terms of Section 2.4.

1.24 “A&R Purchaser Charter” means the Second Amended and Restated Certificate of Incorporation of the Purchaser to be approved and adopted at the Secondary Closing, substantially in the form to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing to reflect and implement the terms of Section 2.4.

1.25 “Business” means, with respect to each of the AiPharma Companies, the principal business activity of such AiPharma Company in the geographical area in which it operates, as such business is currently being conducted, including without limitation current distribution of products covered by AiPharma Companies IP and current licensing of AiPharma Companies IP.

1.26 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York or Dubai are authorized to close for business.

1.27 “Chosen Courts” has the meaning set forth in Section 8.11(b).

1.28 “Code” means the Internal Revenue Code of 1986, as amended.

1.29 “Company” has the meaning set forth in the recitals hereto.

1.30 “Company Financial Statements” has the meaning set forth in Section 5.8(a).

1.31 “Company Interests” means, collectively, the Initial Company Interests and the Remaining Company Interests.

1.32 “Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, to be entered into at the Initial Closing by and, among the Company, the Seller, and the Purchaser.

1.33 “Contract” means any legally binding written contract, subcontract, instrument, warranty, option, note, bond, mortgage, indenture, lease, license, sublicense, sales or purchase order or other legally binding obligation, commitment, agreement, arrangement or understanding, in each case as amended and supplemented from time to time.

1.34 “Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of July 27, 2021, by and between the Purchaser and The Seller.

1.35 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (a “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person, or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.36 “Covered Persons” has the meaning set forth in Section 5.14.

1.37 “DGCL” means the General Corporation Law of the State of Delaware.

1.38 “Employment Agreements” means the Employment Agreements (in the form(s) to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing) to be entered into on the Secondary Closing Date, between the Purchaser and the individuals to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing.

1.39 “Enforceability Limitations” has the meaning set forth in Section 3.2.

1.40 “Entity Classification Election” has the meaning set forth in the preamble hereto.

1.41 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.42 “Filing Deadline” has the meaning set forth in Section 7.1(c).

1.43 “Filing Target Date” has the meaning set forth in Section 5.8(b).

1.44 “Fraud Claim” means any claim, to the extent based on fraud, gross negligence or willful malfeasance by a Party (i) in connection with making such Party’s representations and warranties set forth in this Agreement and (ii) with actual knowledge that it would result in a breach of such representations and warranties.

1.45 “Governmental Approval” has the meaning set forth in Section 3.3.

1.46 “GRA” means G Response Aid FZCO, a Free Zone Company with limited liability pursuant to The Jebel Ali Free Zone.

1.47 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees); (b) all obligations of such Person evidenced by bonds, debentures, notes or other debt securities; (c) all obligations of such Person evidencing amounts drawn on letters of credit or banker’s acceptances or similar items; (d) all obligations of such Person related to the deferred purchase price of property or services (including any seller notes or earn out obligations) other than those trade payables incurred in the ordinary course of business; (e) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP; (f) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (g) all obligations of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (h) all Indebtedness of others secured by any Lien, other than a Permitted Lien, on the assets of such Person; and (i) all accrued but unpaid Taxes of such Person (including Taxes attributable to any Pre-Secondary Closing Tax Period) including any Taxes deferred pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state, local or non-U.S. Law.

1.48 “Initial Closing” has the meaning set forth in Section 2.1(a).

1.49 “Initial Closing Date” has the meaning set forth in Section 2.1(a).

1.50 “Initial Company Interests” has the meaning set forth in Section 2.1(b)(i).

1.51 “Initial Purchaser Shares” has the meaning set forth in Section 2.1(b)(ii).

1.52 “Initial SEC Registration” has the meaning set forth in Section 4.9(a).

1.53 “Intellectual Property” means any and all proprietary and intellectual property rights, under the applicable Laws of any jurisdiction or rights under international treaties, both statutory and common law rights, including the following: (a) inventions, and all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, divisionals continuations-in-part, revisions, extensions, and reexaminations thereof; (b) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (c) trademarks, service marks, trade dress rights and similar designation of origin and rights therein, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (d) trade secrets and confidential information (“Trade Secrets”); (e) data collections and databases and documentation related thereto; (f) rights in domain names, web sites, uniform resource locators, social media addresses and handles, and other locators associated with the Internet; (g) registered designs and design rights and applications therefor; and (h) any other material intellectual property or similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

1.54 “Interim Period” means the period beginning on the Agreement Date and ending upon the earlier of (a) the Secondary Closing and (ii) the termination of this Agreement in accordance with its terms.

1.55 “IRS” means the United States Internal Revenue Service.

1.56 “Issued Purchaser Shares” means, collectively, the Initial Purchaser Shares and the Secondary Purchaser Shares.

1.57 “Knowledge of the Purchaser” means, with respect to any matter in question, the actual knowledge of the individuals with respect to the Purchaser set forth on Schedule 1.57 of the Purchaser Disclosure Letter (or any successor or replacement serving in the roles currently held by such individuals), in each case, after reasonable inquiry of their direct reports.

1.58 “Knowledge of the Seller” means, with respect to any matter in question, the actual knowledge of the individuals with respect to the Seller set forth on Schedule 1.58 of the Seller Disclosure Letter (or any successor or replacement serving in the roles currently held by such individuals), in each case, after reasonable inquiry of their direct reports.

1.59 “Law” means any domestic or foreign, federal, state, municipality or local law, constitution, statute, ordinance, principle of common law, code, act, treaty or order of general applicability of any applicable Authority, including rules and regulations promulgated thereunder.

1.60 “Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.61 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.62 “Loan Documents” means, collectively, each of the following agreements and documents that were entered into between the Parties on August 27, 2021, pursuant to which the Purchaser made a secured loan to AiPharma in the principal amount of up to $15.0 million: (a) the Secured Credit Agreement, dated as of August 27, 2021, by and among the Seller, AiPharma Holdings Limited, AiPharma Asia Limited, and the Purchaser (the “Initial Credit Agreement”), (b) the First Amendment to Secured Credit Agreement, dated as of October 18, 2021, the Second Amendment to Secured Credit Agreement dated as of October 27, 2021, the Third Amendment to Secured Credit Agreement dated as of December 1, 2021, the Fourth Amendment to Secured Credit Agreement dated as of December 18, 2021, the Fifth Amendment to Secured Credit Agreement dated as of December 22, 2021, and the Sixth Amendment to Secured Credit Agreement dated as of December 27, 2021, in each case, among the Seller, AiPharma Holdings Limited, AiPharma Asia Limited, and the Purchaser (collectively, the “Amendments”; and the Initial Credit Agreement as amended by the Amendments, the “Credit Agreement”), (c) the Security Agreement by AiPharma Asia Limited governed by Delaware law, the Security Agreement by AiPharma Limited governed by Delaware law (including the “Shareholder Direction” attached thereto), the Floating Charge of AiPharma Asia Limited governed by the laws of Hong Kong, the Security Agreement by AiPharma Limited governed by the laws of the British Virgin Islands, and certain agreements, documents, instruments, and financing statements related thereto, (d) the Direction Regarding Payment of Dividends by and between AiPharma Limited and the Purchaser, (e) the Statement of Particulars of Charge, dated as of August 27, 2021, by and between AiPharma Asia Limited and the Purchaser, and (f) the Deed of Confirmation, dated as of October 18, 2021, governed by the laws of the British Virgin Islands.

1.63 “Material AiPharma Contracts” has the meaning set forth in Section 3.10(a).

1.64 “Material Purchaser Contracts” has the meaning set forth in Section 4.11(a).

1.65 “Minimum Target Shares” has the meaning set forth in Section 6.1(d)(i).

1.66 “New Purchaser Equity Incentive Plan” has the meaning set forth in Section 5.15.

1.67 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.68 “Outside Date” has the meaning set forth in Section 7.1(b)(iv).

1.69 “Outstanding Company Interests” means, collectively, the Initial Company Interests and the Remaining Company Interests.

1.70 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.71 “Permit” means any permit, license, variance, clearance, registration, consent, commission, franchise, exemption, Order, authorization or approval from an Authority.

1.72 “Permitted Liens” means, with respect to any Person, (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to the other Party; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of such Person so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by such Person of any Contract or Law; (c) Liens for Taxes not yet due and payable, or that are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the financial statements of such Person in accordance with GAAP); (d) licenses granted under Intellectual Property rights; and (e) any Liens set forth on Schedule 1.72 of the Seller Disclosure Letter or the Purchaser Disclosure Letter, as the case may be.

1.73 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.74 “Personal Information” has the meaning set forth in Section 3.27.

1.75 “Pre-Secondary Closing Tax Period” means any taxable period or portion thereof ending on or before the end of the Secondary Closing Date.

1.76 “Purchaser” has the meaning set forth in the preamble hereto.

1.77 “Purchaser Board” means the board of directors of the Purchaser.

1.78 “Purchaser Bylaws” means the Amended and Restated Bylaws of the Purchaser, as in effect as of the Agreement Date.

1.79 “Purchaser Charter” means the Amended and Restated Certificate of Incorporation of the Purchaser, as amended, as in effect as of the Agreement Date.

1.80 “Purchaser Common Stock” means the common stock, par value $0.001 per share, of the Purchaser.

1.81 “Purchaser Common Stockholders” means the holders of the outstanding shares of Purchaser Common Stock.

1.82 “Purchaser Disclosure Letter” means the Purchaser Disclosure Letter to be delivered to the Seller in accordance with Section 2.1(a)(iv), which shall be deemed for all purposes to be part of this Agreement (including the representations and warranties made by the Purchaser hereunder).

1.83 “Purchaser Financial Statements” has the meaning set forth in Section 4.9(b).

1.84 “Purchaser IP” means the Intellectual Property used in the operation of the business of the Purchaser as currently conducted.

1.85 “Purchaser Material Adverse Effect” means any state of facts, change, occurrence, result, effect, event, circumstance or development that, individually or in the aggregate, (a) has had or would reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, results of operations or financial condition of the Purchaser, taken as a whole or (b) would prevent the Purchaser from consummating the Transactions or the Ancillary Transactions to which it is a party or bound or performing its obligations under this Agreement or under any Ancillary Agreements to which it is a party or bound; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition, change or effect, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions in the United States, or conditions in the global economy generally; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial, banking or securities markets in general in the United States, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any of the Ancillary Agreements or any action taken (or omitted to be taken) with the written consent of or at the written request of the Seller; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transactions and the Ancillary Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Purchaser; (viii) any natural or man-made disasters or acts of God anywhere in the world, or any epidemic, pandemic or disease outbreak (including COVID-19 coronavirus pandemic); or (ix) any failure by the Purchaser to meet any internal projections, forecasts or revenue or earnings predictions.

1.86 “Purchaser Organizational Documents” means, with respect to the Purchaser, (a) the Purchaser Charter, (b) the Purchaser Bylaws, and (c) any similar instruments, agreements, or documents relating to the organization or governance of the Purchaser, in each case, as amended or supplemented.

1.87 “Purchaser Preferred Stock” means the preferred stock, par value $0.001 per share, of the Purchaser.

1.88 “Purchaser Proxy Documents” has the meaning set forth in Section 5.8(a).

1.89 “Purchaser SEC Documents” has the meaning set forth in Section 4.9(a).

1.90 “Purchaser Stockholder Meeting” has the meaning set forth in Section 5.8(a).

1.91 “Purchaser Stock Options” means, collectively, all of the outstanding stock options to purchase Purchaser Common Stock, including, but not limited to, the stock options of the Purchaser described in Section 4.6(b).

1.92 “Purchaser Superior Proposal” means a written Alternative Proposal (received by the Purchaser only as would be permitted by this Agreement) which the Purchaser Board determines in its good faith judgment (in the exercise of its fiduciary duties and upon the advice of Purchaser’s outside counsel and after consultation with its financial advisors) (i) to be reasonably likely to be consummated if accepted and (ii) to be more favorable to the Purchaser’s stockholders from a financial point of view than the Transactions, in each case, taking into account at the time of determination all relevant circumstances, including the various legal, financial and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement and any changes to the terms of this Agreement offered by Seller in response to such Alternative Proposal.

1.93 “Purchaser Transaction Engagements” has the meaning set forth in Section 8.10(a).

1.94 “Purchaser Warrants” means, collectively, all of the outstanding warrants to purchase Purchaser Common Stock, including, but not limited to, the warrants of the Purchaser described in Section 4.6(b).

1.95 “Purchaser’s Counsel” has the meaning set forth in Section 8.10(a).

1.96 “Receiving Party” has the meaning set forth in Section 5.4(c).

1.97 “Registration Rights Agreement” means the Registration Rights Agreement to be entered into on the Secondary Closing Date, between the Purchaser and the Seller (including any Seller Recipients to whom the Seller transfers such rights thereunder), in the form to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing, which shall contain terms (a) consistent with those set forth on Schedule 1.97 hereto, and (b) with respect to any other registration rights agreements to which the Purchaser is a party, that are no less favorable to the Seller than such terms are to the counterparties thereto.

1.98 “Remaining Company Interests” has the meaning set forth in Section 2.2(a)(i).

1.99 “Representatives” means, with respect to a particular Person, all officers, managers, directors, employees, accountants, consultants, advisors, investment bankers, legal counsel, agents and other representatives of such Person.

1.100 “Requests” has the meaning set forth in the Section 2.1(a)(x).

1.101 “Required Approval Matters” has the meaning set forth in Section 5.8(a).

1.102 “Required Vote of the Purchaser Common Stockholders” has the meaning set forth in Section 4.18.

1.103 “Response Proposal” has the meaning set forth in Section 5.4(c).

1.104 “Restricted AiPharma Persons” means, collectively, the Persons who will enter into the Transfer Restriction Agreement, which shall be mutually agreed between the Purchaser and the Seller prior to the Initial Closing.

1.105 “S-4/Proxy Statement” has the meaning set forth in Section 5.8(a).

1.106 “Sanctions” has the meaning set forth in Section 3.23(b).

1.107 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.108 “SEC” means the U.S. Securities and Exchange Commission.

1.109 “Secondary Closing” has the meaning set forth in Section 2.2.

1.110 “Secondary Closing Date” has the meaning set forth in Section 2.2.

1.111 “Secondary Purchaser Shares” has the meaning set forth in Section 2.2(a)(ii).

1.112 “Securities Act” means the Securities Act of 1933, as amended.

1.113 “Seller” has the meaning set forth in the preamble hereto.

1.114 “Seller Disclosure Letter” means the Seller Disclosure Letter to be delivered to the Purchaser in accordance with Section 2.1(a)(iii), which shall be deemed for all purposes to be part of this Agreement (including the representations and warranties made by the Seller hereunder).

1.115 “Seller Organizational Documents” means, with respect to the Seller, (a) the certificate of formation of the Seller, (b) the limited liability company agreement of the Seller, as amended, as in effect as of the Agreement Date, and (c) any similar agreements, instruments or documents relating to the organization or governance of the Seller, in each case, as amended or supplemented.

1.116 “Seller Recipients” means any of (a) the Seller, (b) any member of the Seller, (c) any financial advisor, consultant, or other agent or representative of the Seller, or (d) any Person Affiliated with or related to any of the foregoing, as shall be designated by the Seller and set forth on a schedule provided by Seller to the Purchaser at least two (2) weeks prior to the Secondary Closing or any proposed transfer of the Purchaser Common Stock, as applicable; provided, that the issuance or transfer of any Secondary Purchaser Shares to a Seller Recipient shall be validly exempt from registration under the Securities Act and otherwise comply with all applicable securities laws.

1.117 “Seller Tax Items” has the meaning set forth in Section 5.13(c).

1.118 “Seller Transaction Engagements” has the meaning set forth in Section 8.10(b).

1.119 “Seller’s Counsel” has the meaning set forth in Section 8.10(b).

1.120 “September 30 AiPharma Balance Sheets” has the meaning set forth in Section 3.7(a).

1.121 “September 30 Balance Sheet Date” has the meaning set forth in Section 3.7(a).

1.122 “Strategic Alliance Agreement” means that certain Strategic Alliance Agreement, dated as of September 28, 2021, by and between the Company and Appili.

1.123 “Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity that is consolidated with such Person under applicable accounting rules.

1.124 “Support Agreements” means, collectively, any support agreements entered into by and between the Seller and Purchaser Common Stockholders, pursuant to which such Purchaser Common Stockholders agree to vote their Purchaser Common Stock in favor of the Transactions, in form and substance reasonably satisfactory to the Seller.

1.125 “Surviving Covenants” has the meaning set forth in Section 8.2.

1.126 “Taken as a Whole” means, when used in connection with the AiPharma Companies, all of the AiPharma Companies being considered collectively on a consolidated basis, with the separate existence of each AiPharma Company being disregarded.

1.127 “Target” has the meaning set forth in Section 6.1(d)(i).

1.128 “Target Shares Purchase Agreement” has the meaning set forth in Section 6.1(d)(i).

1.129 “Tax” means all federal, provincial, state or local, foreign and other income, revenue, alternative or add-on minimum, franchise, profits, gross receipts, capital, capital gains, transfer, sales, use, goods and services, value added, occupation, property, escheat, abandoned or unclaimed property excise, severance, windfall profits, stamp, license, payroll, ad valorem, turnover, withholding, and other taxes, including government pension plan contributions or premiums, employment/unemployment insurance contributions or premiums, health taxes, workers’ compensation premiums and custom duties, and all estimated taxes, together with any interest, penalties and other additions to tax imposed by any Authority of any jurisdiction whether disputed or not, or in respect of any failure to comply with any requirement regarding Tax Returns, including any such amounts payable pursuant to any tax-sharing agreement or other agreement relating to the payment of any such Tax, levy, impost, duty, assessment, charge or withholding, whether imposed directly, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a result of being a transferee, successor, or member of an affiliated, consolidated, unitary or combined group, by contract, or otherwise.

1.130 “Tax Contest” means any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or other dispute or similar claim with respect to any Tax matter that affects the Seller, the Purchaser, the AiPharma Companies or any of their Subsidiaries, as the case may be.

1.131 “Tax Return” means all United States federal, state, local and non-United States returns, notices, elections, estimates, information statements and reports (including amendments and any workpapers with respect thereto) relating to any and all Taxes.

1.132 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.133 “Trade Controls” means all U.S. and non-U.S. Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by OFAC, the U.S. Department of State, and the United Nations; (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, U.S. Customs and Border Protection, and the United Nations; and (c) antiboycott requirements.

1.134 “Trade Secrets” has the meaning set forth in Section 1.53.

1.135 “Transaction Agreement” means that certain Transaction Agreement, dated as of October 4, 2021, by and between the Parties.

1.136 “Transaction Board Members” has the meaning set forth in Section 8.10(a).

1.137 “Transactions” has the meaning set forth in the preamble hereto.

1.138 “Transfer Restriction Agreements” means, collectively, the agreements (in the form to be mutually agreed between the Purchaser and the Seller prior to the Initial Closing) between the Purchaser and each of the Restricted AiPharma Persons.

1.139 “Transfer Taxes” has the meaning set forth in Section 5.13(g).

1.140 “U.S. GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.

Article II
SHARE EXCHANGE; CLOSINGS

2.1 Initial Closing.

(a) Conditions to Initial Closing. Unless this Agreement is earlier terminated in accordance with Article VII, closing of the transactions set forth in Section 2.1(b) (the “Initial Closing”) shall take place on the second (2nd) Business Day following satisfaction or waiver (to the extent permitted by applicable law) of each of the conditions set forth in this Section 2.1(a) (other than those conditions that by their nature are to be satisfied at the Initial Closing, but subject to the fulfillment or waiver of those conditions), or such other date as agreed by the Parties; provided, that the Parties agree that in no event shall the Initial Closing occur before January 3, 2022. The date on which the Initial Closing actually occurs is hereinafter referred to as the “Initial Closing Date”.

(i) The Purchaser Board (A) shall have (1) approved and declared advisable this Agreement, the Ancillary Agreement, the Transactions and the Ancillary Transactions, including but not limited to the S-4/Proxy Statement and the filing thereof with the SEC, (2) determined that this Agreement and the Ancillary Agreements and the Transactions and the Ancillary Transactions are in the best interests of the Purchaser and its stockholders, and (3) resolved to recommend approval of this Agreement and the other Required Approval Matters by the Purchaser Common Stockholders, and (B) shall not have rejected, withdrawn or otherwise modified the approval, declaration and resolution referenced in the foregoing clause (A).

(ii) The Parties shall have agreed on the form of all documents and agreements and other matters which are required to be mutually agreed by the Parties prior to the Initial Closing as set forth in this Agreement;

(iii) The Seller shall have delivered Annex I and the Seller Disclosure Letter to Purchaser at least five (5) Business Days prior to the Initial Closing Date, but in no event prior to ten (10) Business Days after the Agreement Date.

(iv) The Purchaser shall have delivered the Purchaser Disclosure Letter to Seller at least five (5) Business Days prior to the Initial Closing Date, but in no event prior to ten (10) Business Days after the Agreement Date.

(v) The Purchaser shall have received each of the certificates, instruments, signature pages, and other items described under Section 2.1(c).

(vi) The Seller shall have received each of the certificates, instruments, signature pages, and other items described under Section 2.1(d).

(vii) The AP Assets shall be owned by the AiPharma Companies.

(viii) The Loan Documents shall be amended in accordance with Annex II hereto.

(ix) The Company’s outstanding equity interests shall be owned 100% by the Seller, and there shall be no options, warrants, subscriptions, puts, calls, exchangeable or convertible securities, or other similar rights, agreements, arrangements or commitments relating to the equity interests in the Company.

(x) Citing IRM Part 3.13.2.27.9 (01-01-2022), Request to Withdraw Classification Election, each of the Company and AiPharma Development shall have sent to the IRS, prior to December 31, 2021, a request (together, the “Requests”) to withdraw/rescind its respective Entity Classification Election. For the avoidance of doubt, (A) the Company and AiPharma Development shall have only sent the Requests, (B) none of the Seller, the Company or AiPharma Development represents, warrants, or covenants as to the effect of the Requests, and (C) the condition in this Section 2.1(a)(x) shall be satisfied upon the sending of the Requests to the IRS, regardless of any response to, or consequences or implications of, the Requests.

(xi) The obligation of the Purchaser to consummate the Initial Closing is subject to the satisfaction, or the waiver by the Purchaser at its sole and absolute discretion, of all the following further conditions: (A) the Purchaser’s Board shall have received an opinion from its financial advisor, dated as of the date thereof, to the effect that, as of such date and based upon and subject to the factors, qualifications, assumptions, limitations and other matters set forth therein, the consideration to be paid by the Purchaser under this Agreement for the assets to be received by the Purchaser under this Agreement is fair, from a financial point of view, to the Purchaser’s stock holders; (B) the Seller shall have duly performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Initial Closing; (C) the Company shall have kept the Purchaser reasonably apprised with respect to the status of its negotiations with, and due diligence on, the Target, and shall have provided the Purchaser with copies of such documents and with such information regarding the Target as reasonably requested by the Purchaser; (D) the representations and warranties of the Seller set forth in the first sentence of Section 3.1(a) (other than with respect to good standing) (Existence), Section 3.2 (Authorization), and Section 3.5 (AiPharma Companies) shall be true and correct in all respects as of the Initial Closing Date, as though made on and as of the Initial Closing Date (except that representations and warranties that speak as of a specified date or time shall have been true and correct only as of such date or time), and (ii) all other representations and warranties of the Seller contained in this Agreement and in any certificate delivered by the Seller pursuant hereto shall be true and correct as of the Initial Closing Date, as though made on and as of the Initial Closing Date (except that representations and warranties that speak as of a specified date or time shall have been true and correct only as of such date or time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “AiPharma Group Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect; (E) since the Agreement Date, no AiPharma Group Material Adverse Effect shall have occurred and be continuing; (F) all diligence items that the Purchaser has requested from the Company prior to the date hereof will have been delivered, in a form reasonably satisfactory, to the Purchaser; and (G) the Seller shall have delivered the AiPharma Financial Statements to the Purchaser.

(xii) The obligations of the Seller to consummate the Initial Closing is subject to the satisfaction, or the waiver by the Seller at its sole and absolute discretion, of all of the following further conditions: (A) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Initial Closing Date; (B) the representations and warranties of the Purchaser set forth in the first sentence of Section 4.1(a) (other than with respect to good standing) (Existence) and Section 4.2 (Authorization) shall be true and correct in all respects as of the Initial Closing Date, as though made on and as of the Initial Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Purchaser set forth in Section 4.6 (Capitalization) shall be true and correct in all but de minimis respects as of the Initial Closing Date, as though made on and as of the Initial Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (iii) all other representations and warranties of the Purchaser contained in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct as of the Initial Closing Date, as though made on and as of the Initial Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Purchaser Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (C) since the Agreement Date, no Purchaser Material Adverse Effect shall have occurred and be continuing.

(xiii) No Authority of competent jurisdiction shall have (A) enacted, issued or promulgated any currently effective Law that has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation thereof, or (B) issued or granted any currently effective Order that has the effect of making the Transactions illegal or that has the effect of prohibiting or otherwise preventing the consummation thereof.

(b) Share Exchange. At the Initial Closing, the Parties shall effect the following transactions:

(i) The Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, ) nine and a half (9.5%) of the issued and outstanding equity interests in the Company (the “Initial Company Interests”), free and clear of all Liens (other than any restrictions on transfer imposed by the Company LLC Agreement (which shall be commercially reasonable) and/or applicable securities Laws).

(ii) As consideration, and in exchange, for the sale, transfer, conveyance, assignment and delivery of the Initial Company Interests by the Seller to the Purchaser, the Purchaser shall:

(A) issue to the Seller 4,816,193 shares of Purchaser Common Stock ( the “Initial Purchaser Shares”), in book-entry form, free and clear of all Liens (other than any restrictions on transfer imposed by applicable securities Laws); and

(B) make a cash payment of $250,000 to the Seller.

(c) Deliverables of the Seller at the Initial Closing. At the Initial Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following:

(i) a written instrument of transfer in respect of the Initial Company Interests, duly executed by the Seller in favor of the Purchaser; and

(ii) a copy of an updated Exhibit A to the Company LLC Agreement reflecting the Purchaser’s ownership of the Initial Company Interests;

(iii) counterpart signature pages to the Company LLC Agreement, duly executed by the Company and the Seller;

(iv) copies of the AiPharma Financial Statements specified in Section 3.7(a);

(v) the consent set forth on Schedule 2.1(c)(v) of the Seller Disclosure Letter;

(vi) an IRS Form W-8 properly executed by Seller;

(vii) a copy of the Company’s request to withdraw/rescind its respective Entity Classification Election that was sent to the IRS prior to December 31, 2021 and proof of mailing;

(viii) a copy of AiPharma Development’s request to withdraw/rescind its respective Entity Classification Election that was sent to the IRS prior to December 31, 2021 and proof of mailing;

(ix) a certificate, dated the Initial Closing Date, executed by an authorized representative of the Seller, attaching and certifying as to the AiPharma Companies Organizational Documents in effect as of the Initial Closing, demonstrating that the Company, either directly or indirectly through one or more of its wholly-owned subsidiaries, is the sole owner of all of the equity of each of the AiPharma Companies (other than the Company); and

(x) a copy of the board resolution of the Seller and the Company approving the transfer of the Initial Company Interests.

(d) Deliverables of the Purchaser at the Initial Closing. At the Initial Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following:

(i) a statement from VStock Transfer, LLC, the transfer agent and registrar for the Purchaser Common Stock, reflecting the issuance of the Initial Purchaser Shares to the Seller;

(ii) a counterpart signature page to the Company LLC Agreement, duly executed by the Purchaser; and

(iii) a cash payment of $250,000 by wire transfer of same day funds to an account of the Seller previously identified in writing by the Seller to the Purchaser.

(e) Appointment of Seller Designated Directors to Purchaser Board. Promptly after the Initial Closing (and in any event within 14 days thereafter), the Purchaser shall take all actions necessary to cause two individuals designated by the Seller to be appointed to the Purchaser Board (each, a “Seller Designated Director”); provided, that such individuals meet the Purchaser’s customary qualifications (but not, for the avoidance of doubt, any qualifications relating to “independence”); provided, further, that if any such individual (or alternate) fails to so qualify, the Seller shall have the right to designate an alternate individual to be appointed as a Seller Designated Director. The Seller Designated Directors, upon appointment to the Purchaser Board, shall deliver to the Purchaser Board an executed resignation letter that will automatically (and only) take effect in the event that this Agreement is terminated in accordance with its terms.

2.2 Secondary Closing. Unless this Agreement is earlier terminated in accordance with Article VII, the second and final closing of the Transactions (the “Secondary Closing”) shall take place on the second (2nd) Business Day following satisfaction or waiver (to the extent permitted by applicable law) of each of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Secondary Closing, but subject to the fulfillment or waiver of those conditions), or such other date as agreed by the Parties. The date on which the Secondary Closing actually occurs is hereinafter referred to as the “Secondary Closing Date”.

(a) Share Exchange. Upon the terms and subject to the applicable conditions set forth in this Agreement, at the Secondary Closing, the Parties shall effect the following:

(i) The Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller,

(A) the remaining ninety and one-half percent (90.5%) of the issued and outstanding equity interests in the Company not already held by the Purchaser (the “Remaining Company Interests”), free and clear of all Liens (other than any restrictions on transfer imposed by the Company LLC Agreement (which shall be commercially reasonable) and/or applicable securities Laws), which together with the Initial Company Interests shall constitute 100% of the issued and outstanding equity in the Company, and

(B) either (x) if and to the extent the Seller receives from Appili the 15,079,709 Class A common shares of Appili, representing all of the equity securities of Appili received or receivable by the Seller (as the Company’s assign) under the Strategic Alliance Agreement (the “Appili Shares”), the Appili Shares, subject to and in compliance with applicable laws, or (y) if the Seller does not receive the Appili Shares from Appili prior to the Secondary Closing, the Seller’s assignment of all its right, title and interest to the Appili Shares to the Purchaser.

(ii) As consideration, and in exchange, for the sale, transfer, conveyance, assignment and delivery of the Remaining Company Interests by the Seller to the Purchaser, the Purchaser shall:

(A) issue to the Seller Recipients an aggregate of 39,927,974 shares of Purchaser Common Stock ( the “Secondary Purchaser Shares”), in book-entry form, free and clear of all Liens (other than any restrictions on transfer imposed by applicable securities Laws); and

(B) make a cash payment of $250,000 to the Seller.

(b) Deliverables of the Seller at the Secondary Closing. At the Secondary Closing, the Seller shall deliver or cause to be delivered to the Purchaser each of the following:

(i) a written instrument of transfer in respect of the Remaining Company Interests, duly executed by the Seller in favor of the Purchaser;

(ii) a copy of an updated Exhibit A to the Company LLC Agreement reflecting the Purchaser’s ownership of the Remaining Company Interests;

(iii) resignation letters pursuant to which the managers, directors, and officers of the AiPharma Companies identified in writing by the Purchaser to the Seller at least five (5) Business Days prior to the Secondary Closing Date will resign from such positions at the AiPharma Companies as of the Secondary Closing Date, executed by each such manager, director, and officer;

(iv) counterpart signature pages to the Registration Rights Agreement, duly executed by the Seller;

(v) an acknowledgment and release agreement, in the form to be mutually agreed between the Seller and the Purchaser prior to the Initial Closing, duly executed by each Person who is a member of the board of managers or board of directors of any of the AiPharma Companies;

(vi) a copy of the certificate of formation or incorporation (or equivalent document) of each of the AiPharma Companies, certified by the secretary of state or equivalent Authority of its jurisdiction of formation, and a copy of the limited liability company agreement or memorandum and articles of association (or equivalent document) of each AiPharma Company, duly certified by the Seller;

(vii) bank signature authorization cards for each bank account of each of the AiPharma Companies authorizing up to four (4) people designated by the Purchaser to make deposits thereto and withdraw funds therefrom;

(viii) an IRS Form W-9 or W-8 (as applicable) properly executed by each of the Seller Recipients;

(ix) a certificate from the Company, dated the Secondary Closing Date, executed under penalties of perjury, in accordance with Treasury Regulation Section 1.1445-11T(d)(2) and in form and substance reasonably acceptable to Purchaser;

(x) a certificate from the Company, dated the Secondary Closing Date, executed under penalties of perjury, in accordance with Treasury Regulation Section 1.1446(f)-2(b)(4) and in form and substance reasonably acceptable to Purchaser;

(xi) counterpart signature pages to the Transfer Restriction Agreements, each executed by the applicable Restricted AiPharma Person;

(xii) a certificate or other evidence of the transfer of the Appili Shares to the Purchaser, together with any necessary stock powers;

(xiii) a copy of the board resolution of the Seller approving the transfer of the Appili Shares;

(xiv) a copy of the board resolution of the Seller and the Company in the agreed form approving the transfer of the Remaining Company Interests;

(xv) a copy of the IRS acceptance letter confirming the IRS’s acceptance of the Company’s request to withdraw/rescind its respective Entity Classification Election; and

(xvi) a copy of the IRS acceptance letter confirming the IRS’s acceptance of AiPharma Development’s request to withdraw/rescind its respective Entity Classification Election.

(c) Deliverables of the Purchaser at the Secondary Closing. At the Secondary Closing, the Purchaser shall deliver or cause to be delivered to the Seller each of the following:

(i) a certificate, dated the Secondary Closing Date, executed by the corporate secretary of the Purchaser, attaching and certifying that: (A) the A&R Purchaser Charter will be in effect immediately after the Secondary Closing, and (B) the A&R Purchaser Bylaws will be in effect immediately after the Secondary Closing;

(ii) statements from VStock Transfer, LLC, the transfer agent and registrar for the Purchaser Common Stock, reflecting the issuances of the Secondary Purchaser Shares to the Seller Recipients;

(iii) a counterpart signature page to the Registration Rights Agreement, duly executed by the Purchaser;

(iv) counterpart signature pages to each of the Employment Agreements, duly executed by the Purchaser;

(v) counterpart signature pages to the Transfer Restriction Agreements, each executed by the Purchaser.

(vi) a copy of the New Purchaser Equity Incentive Plan, as approved by the Purchaser Board and the Purchaser Common Stockholders (at the Purchaser Stockholder Meeting); and

(vii) a cash payment of $250,000 by wire transfer of same day funds to an account of the Seller previously identified in writing by the Seller to the Purchaser.

2.3 Conduct of the Initial Closing and the Secondary Closing. Each of the Initial Closing and the Secondary Closing shall be respectively (a) conducted (i) telephonically or via video conference and (ii) via the electronic exchange of signature pages between the Parties, or (b) consummated in such other manner as the Parties agree. All of the respective deliverables, payments and other documents and transactions relating to the Initial Closing or the Secondary Closing, as the case may be, shall be interdependent, and none shall be effective unless or until all have occurred and are effective (except for any of same as to which the Party entitled to the benefit thereof has expressly waived in writing satisfaction or performance thereof as a condition precedent to the Initial Closing or the Secondary Closing, as the case may be).

2.4 Purchaser Board. Unless this Agreement is earlier terminated in accordance with Article VII:

(a) Conditioned upon the consummation of the Secondary Closing, the Purchaser shall cause (i) the size of the Purchaser Board to be increased to eleven (11) directors and (ii) the slate of directors nominated for election at the next annual meeting of the stockholders of the Purchaser that occurs after the Secondary Closing to consist of the following persons: (A) four (4) persons nominated by the Purchaser, two (2) of which shall be Independent; (B) five (5) persons nominated by the Seller, three (3) of which shall be Independent; and (C) two (2) persons nominated by mutual agreement of the Purchaser and the Seller, one (1) of whom shall be independent; provided, that any director nominated pursuant to clauses (A) through (C) shall meet the Purchaser’s customary qualifications (but not any qualifications relating to “independence” for the persons that will not be Independent directors); provided, further, that the Parties shall consult with each other in good faith regarding their respective proposed nominees for their Independent directors. The Chairperson of the Purchaser Board that is elected at such next annual meeting shall be chosen by the Purchaser Board after such election from such nominees.

(b) For purposes of this Section 2.4, “Independent” means a person who shall qualify as a director of the Purchaser Board independent from the Purchaser and the Seller (i) as such term is used in (A) Rule 5600 (or any successor rule) of The Nasdaq Stock Market Listing Rules, and (B) Rule 5605(c)(2) (dealing with audit committee independence requirements) of The Nasdaq Stock Market Listing Rules and (ii) in accordance with and for the purposes of the laws of the State of Delaware, including guidance or requirements regarding such qualification provided by the courts of the State of Delaware, as determined in good faith after consultation with outside counsel, and determined, as applicable, as of the time of the nomination, election or appointment of such director.

(c) The Purchaser and each member of the Purchaser Board who is not a Seller Designated Director shall take or omit any and all actions to effect, cause, or otherwise implement the terms of this Section 2.4, and shall not take or omit any action that has the effect of revoking, invalidating, altering, or frustrating the terms of this Section 2.4; provided, that no director shall be required to take or omit such action to the extent and only to the extent that independent legal counsel gives a written opinion that such taking or omitting of such action would be prohibited by such director’s fiduciary duties.

(d) Notwithstanding the foregoing provisions of this Section 2.4, any and all changes to the constitution of the Purchaser Board contemplated by this Agreement shall be made in a manner to ensure compliance with all applicable Laws, the bylaws of the Purchaser as in effect at such time and all applicable rules and regulations of the SEC and the Nasdaq Stock Market, including but not limited to, the filing of an Information Statement on Schedule 14f-1 with the SEC with respect to the transactions contemplated by this Agreement and the mailing of such Information Statement in compliance with Rule 14f-1 under the Exchange Act.

2.5 Withholding Taxes. The Purchaser will be entitled to deduct and withhold from any payment to be made under this Agreement all Taxes that are required to deduct or withhold with respect to such payment under any provision of applicable Tax Law. Taxes withheld pursuant to this Section 2.5 will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Purchaser shall use its commercially reasonable efforts to provide at least five (5) days prior written notice to the Seller (including on behalf of any Seller Recipient) of any Taxes that it intends to withhold from amounts deliverable hereunder and agrees to use its commercially reasonable efforts to allow the Seller to provide forms or documentation that would, and reasonably cooperate to, minimize or eliminate any such withholding.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that each of the following representations and warranties are true, correct and complete as of the Agreement Date and as of the Secondary Closing Date (or, if a specific date or time is indicated in any such representation and warranty, true and correct as of such specified date or time), except as set forth in the Seller Disclosure Letter.

3.1 Existence and Power; Organizational Documents.

(a) (i) The Seller is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, (ii) the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and (iii) each the other AiPharma Companies is an entity duly organized, validly existing and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of the jurisdiction in which they were organized or formed. Each of the AiPharma Companies has all corporate or similar power and authority required or necessary to own and operate its Business, properties and assets, in each case, as currently owned and operated in all material respects. Each of the AiPharma Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

(b) Copies of each of the AiPharma Companies Organizational Documents have heretofore been made available to the Purchaser, and such copies are each true and complete copies of such instruments or documents, as amended or supplemented and in effect on the Agreement Date.

3.2 Authorization. The execution, delivery and performance by the Seller of this Agreement and the applicable Ancillary Agreements (to which it is a party) and the consummation by the Seller of the Transactions and the applicable Ancillary Transactions (to which it is a party) are within the corporate or similar powers of the Seller. Each of this Agreement and the applicable Ancillary Agreements (to which the Seller is a party) has been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (collectively, the “Enforceability Limitations”). Upon due execution and delivery by the Seller, each of the Ancillary Agreements to which it is a party, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

3.3 Governmental Authorization. The execution, delivery and performance by the Seller of this Agreement and the applicable Ancillary Agreements (to which the Seller is a party) do not, and the consummation of the Transactions and the applicable Ancillary Transactions (to which the Seller is a party) do not, require any authorization, approval or Order from, or action by, or registration, declaration or filing with, any Authority (each of the foregoing, a “Governmental Approval”), other than (a) such filings and approvals as may be required by the DGCL or any federal or state securities Laws; (b) as set forth on Schedule 3.3 of the Seller Disclosure Letter; and (c) such other Governmental Approvals that, if not so taken, made or obtained, would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

3.4 Non-Contravention. None of the execution, delivery or performance by the Seller of this Agreement or any of the applicable Ancillary Agreements (to which it is a party), or the consummation by the Seller of the Transactions or any of the applicable Ancillary Transactions (to which it is a party), does or will (a) contravene or conflict with any of the Seller Organizational Documents or AiPharma Companies Organizational Documents in any material respect, (b) constitute a violation of any provision of any Law or Order applicable to or binding upon the Seller or any of the AiPharma Companies, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Seller or any of the AiPharma Companies, require any payment or reimbursement, or result in a loss of any benefit relating to the respective Businesses as currently conducted to which the Seller or any of the AiPharma Companies are entitled under, any provision of any material Contract or material Permit binding upon the Seller or any of the AiPharma Companies or by which any of the Outstanding Company Interests or any of the AiPharma Assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for any Permitted Liens) on any of the Outstanding Company Interests or any of the AiPharma Assets, other than, with respect to the foregoing clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

3.5 AiPharma Companies.

(a) Schedule 3.5(a) of the Seller Disclosure Letter sets forth (i) a true, correct and complete list of the name, jurisdiction of organization, capitalization, and schedule of equityholders of each of the AiPharma Companies as of the Initial Closing, and (ii) the equity interests in GRA owned by the applicable AiPharma Company as of the Initial Closing. All of the outstanding equity interests in each of the AiPharma Companies (A) have been duly authorized and validly issued and are fully paid and non-assessable, and (B) are owned, directly or indirectly, by (x) the Seller (with respect to the Company) or (y) the Company or a Subsidiary of the Company (with respect to the Subsidiaries of the Company), free and clear of all Liens (other than Permitted Liens), any other restriction on the right to vote, sell, transfer or otherwise dispose of such equity interests, and any other similar restrictions. The equity interests in GRA set forth on Schedule 3.5(a) of the Seller Disclosure Letter are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens).

(b) Except as set forth on Schedule 3.5(a) of the Seller Disclosure Letter, (i) there are no other equity interests in any of the AiPharma Companies outstanding, and (ii) there are no outstanding options, warrants, subscriptions, puts, calls, exchangeable or convertible securities, or other similar rights, agreements or commitments relating to the equity interests in any of the AiPharma Companies to which the Seller or any of the AiPharma Companies is a party obligating the Seller or any of the AiPharma Companies, with respect to the AiPharma Companies, to (A) sell, issue, or transfer any such equity interests or securities convertible into or exchangeable for any such equity interests; (B) grant, extend or enter into any such option, warrant, subscription, put, call, exchangeable or convertible security or other similar right, agreement or commitment; (C) repurchase, redeem or otherwise acquire any such equity interests; or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person. None of the AiPharma Companies is a party to, or otherwise bound by, or has granted, any equity appreciation rights, participations, phantom equity or similar rights.

(c) There are no voting trusts or other agreements or understandings to which the Seller or any of the AiPharma Companies is a party or is otherwise bound with respect to the voting of any of the equity interests in any of the AiPharma Companies.

(d) As of the Initial Closing, except for (i) the AiPharma Companies and (ii) their equity interest in GRA as set forth on Schedule 3.5(a) of the Seller Disclosure Letter, the AiPharma Companies have no Subsidiaries and hold no equity interests in any other Person or any right to acquire the same in any other Person, directly or indirectly.

(e) Other than the Company LLC Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of any of the equity interests or other securities of the Company.

3.6 Consents. The Contracts listed on Schedule 3.6 of the Seller Disclosure Letter are the only Contracts binding upon any of the AiPharma Companies, or by which any of the AiPharma Assets are bound, that require a consent, approval or authorization by, other action of, or notice to, any Person as a result of the execution, delivery and performance of this Agreement or any of the applicable Ancillary Agreements or the consummation of the Transactions or any of the applicable Ancillary Transactions, , other than such consents, approvals, authorizations, other actions or notices that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

3.7 Financial Statements.

(a) Schedule 3.7(a) of the Seller Disclosure Letter will include, as of the Initial Closing Date, the (i) audited consolidated financial statements of the AiPharma Companies as of and for the six months ended June 30, 2021, and year ended December 31, 2020, consisting of the audited consolidated balance sheets as of June 30, 2021, December 31, 2020, the related audited consolidated statements of income and cash flows for the periods then ended, and any other required statements, and (ii) audited consolidated financial statements of the AiPharma Companies as of and for the nine months ended September 30, 2021 and 2020, consisting of the audited consolidated balance sheets as of September 30, 2021 (the “September 30 AiPharma Balance Sheets”, and the date thereof the “September 30 Balance Sheet Date”) and September 30, 2020, the related audited consolidated statements of income and cash flows for the nine months then ended, and any other required statements (collectively, the “AiPharma Financial Statements”). The AiPharma Financial Statements and related notes thereto that were prepared are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the AiPharma Companies as of the dates thereof and the results of operations of the AiPharma Companies for the periods reflected therein. The AiPharma Financial Statements (i) were prepared from the books and records of the AiPharma Companies, (ii) were prepared under PCAOB standards and in accordance with U.S. GAAP by the accounting firm set forth on Schedule 3.7(a)(ii) of the Seller Disclosure Letter, and (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the AiPharma Companies’ financial condition as of their respective dates.

(b) As of the Agreement Date, none of the AiPharma Companies is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the AiPharma Companies in the AiPharma Financial Statements.

(c) As of the Agreement Date, (i) none of the AiPharma Companies has received from any employee any written or, to the Knowledge of the Seller, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the AiPharma Companies, and (ii) the AiPharma Companies have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(d) Schedule 3.7(d) of the Seller Disclosure Letter sets forth for each of the AiPharma Companies any Indebtedness (other than any accrued and unpaid Taxes) as of the Agreement Date. The AiPharma Companies do not have any accrued and unpaid Taxes with respect to fiscal years prior to 2021.

3.8 Absence of Certain Changes. Since the September 30 Balance Sheet Date through the Agreement Date, (a) each of the AiPharma Companies have conducted its respective Business, in all material respects, in the ordinary course consistent with past practice, and (b) there has not been and is not reasonably expected to be any AiPharma Group Material Adverse Effect.

3.9 Absence of Undisclosed Liabilities. As of the date hereof, the AiPharma Companies do not have any Liabilities, individually or in the aggregate, of a type required to be recorded or reflected on a balance sheet or disclosed in the footnotes thereto under GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the AiPharma Audited Balance Sheet; (b) Liabilities that have been incurred by the AiPharma Companies since the date of the AiPharma Audited Balance Sheet in the ordinary course of business; (c) Liabilities for performance of obligations of the AiPharma Companies under Contracts; (d) Liabilities incurred in connection with the Transactions; and (e) Liabilities described on Schedule 3.9 of the Seller Disclosure Letter.

3.10 Contracts.

(a) Schedule 3.10(a) of the Seller Disclosure Letter lists all of the material Contracts (collectively, “Material AiPharma Contracts”) to which any AiPharma Company is a party and that are currently in effect. True and complete copies of each of the Material AiPharma Contracts, as amended or supplemented and in effect on the Agreement Date, have been made available to the Purchaser.

(b) With respect to each of the Material AiPharma Contracts,

(i) such Material AiPharma Contract is valid and binding on such AiPharma Company, as applicable, enforceable against such AiPharma Company in accordance with its terms, except as may be limited by the Enforceability Limitations;

(ii) such Material AiPharma Contract is in full force and effect, and none of the AiPharma Companies party thereto or, to the Knowledge of the Seller, the other parties thereto are in breach of or default under such Material AiPharma Contract, except for such failures to be in full force and effect or such breaches or defaults that would not reasonably be expected to have an AiPharma Group Material Adverse Effect; and

(iii) no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to such Material AiPharma Contract by any AiPharma Company, or, to the Knowledge of the Seller, any other parties thereto, except for such breaches and defaults that would not reasonably be expected to have an AiPharma Group Material Adverse Effect.

3.11 Intellectual Property. Except as set forth on Schedule 3.11 of the Seller Disclosure Schedules and except as would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect, (a) the AiPharma Companies respectively own or are licensed or otherwise possess valid rights to use all AiPharma Companies IP, (b) to the Knowledge of the Seller, the conduct of the respective Businesses of the AiPharma Companies (i) as currently conducted, or (ii) if continued to be conducted as currently conducted until the Secondary Closing Date, as then conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the Knowledge of the Seller, threatened claims with respect to any of the AiPharma Companies IP rights any of the AiPharma Companies own or are licensed or otherwise possess valid rights to use, (d) to the Knowledge of the Seller, no actions to enforce the AiPharma Companies IP or rights thereto against any Person infringing such AiPharma Companies IP or rights thereto have been undertaken, and (e) no AiPharma Company registered in the British Virgin Islands has, at any time from and including June 30, 2019, accrued any income derived from any AiPharma Companies IP that is directly owned by such AiPharma Company that is registered in the British Virgin Islands. The AiPharma Companies have respectively taken reasonable measures to protect the confidentiality of Trade Secrets used in the respective Businesses of the AiPharma Companies as currently conducted, except where any failure to do so would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

3.12 Tax Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect:

(a) Tax Returns. Each AiPharma Company has (i) timely filed or caused to be timely filed (taking into account any valid extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, complete and accurate; and (ii) timely paid all Taxes that are required to be paid (whether or not reflected on any such Tax Returns). No AiPharma Company has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(b) Tax Accruals. The unpaid Taxes of each AiPharma Company: (i) did not, as of the September 30 Balance Sheet Date exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the AiPharma Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Secondary Closing Date in accordance with the past custom and practice of the applicable AiPharma Company in filing its Tax Returns.

(c) Tax Adjustments. No adjustment relating to any Tax Returns of any AiPharma Company has been proposed by any Taxing Authority and, to the Knowledge of the Seller, no basis exists for any such adjustment.

(d) Extensions. No AiPharma Company has consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

(e) Tax Jurisdictions. No written claim has been made by any Taxing Authority in a jurisdiction where any AiPharma Company does not file Tax Returns that the AiPharma Companies are or may be subject to taxation by that jurisdiction.

(f) Tax Liens. There are no Liens for Taxes (other than Taxes that are not yet due and payable) upon any of the assets of any AiPharma Company.

(g) Withholding Taxes. Each AiPharma Company has timely paid, or withheld with respect to their employees and other third Persons, all Taxes required to be paid or withheld, and has remitted such Taxes to the applicable Taxing Authority within the time prescribed by applicable Law.

(h) Audits. No audits or other examinations with respect to Taxes of any AiPharma Company are currently in progress or have been asserted or proposed in writing. To the Knowledge of the Seller, there are no such audits or other examinations being threatened.

(i) Other Taxes. No AiPharma Company (i) has ever been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code) or included in a combined, consolidated or unitary Tax Return, and (ii) has liability for the Taxes of any Person (including pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by Contract (other than a Contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes), or otherwise.

(j) Each of the Company and AiPharma Development has had the entity classification for U.S. federal and applicable state and local income Tax purposes set forth on Schedule 3.12(j) of the Seller Disclosure Letter since its respective formation, and the other information set forth on Schedule 3.12(j) is true and accurate.

(k) No AiPharma Company has been a party to any “reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(l) No AiPharma Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Secondary Closing Date as a result of any (A) change in any, or use of an incorrect, method of accounting for a taxable period ending on or prior to the Secondary Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States income Tax Law) executed on prior to the Secondary Closing Date, (C) intercompany transaction occurring or excess loss amount existing prior to the Secondary Closing, in each case, as described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Income Tax Law) or, (D) installment sale or open transaction disposition made on or prior to the Secondary Closing Date, (E) prepaid amounts received or deferred revenues accrued on or prior to the Secondary Closing Date, (F) an election under Section 108(i) or Section 965 of the Code (or any similar provisions of Law), (G) income described in Section 951(a) of the Code, Section 951A(a) or Section 956 of the Code relating to any taxable period beginning on or prior to the Secondary Closing Date, or (H) other action take outside of the ordinary course of business for the purpose of deferring a Tax from a taxable period (or portion thereof) ending on or prior to the Secondary Closing Date to a taxable period (or portion thereof) following the Secondary Closing Date.

(m) Each AiPharma Company has complied with all applicable transfer pricing rules.

(n) Each AiPharma Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(o) No AiPharma Company has deferred any payroll Taxes or availed itself of any of the Tax deferral, credits or benefits pursuant to the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020, or any similar applicable federal, state, local or non-U.S. Law, or otherwise taken advantage of any change in applicable Law in connection with the COVID-19 outbreak that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations of the Company to any Taxing Authority.

(p) The provisions of Section 197(f)(9) of the Code and the Treasury Regulations thereunder will not prevent any intangible assets of any AiPharma Company from qualifying as “amortizable section 197 intangibles” within the meaning of Section 197 of the Code in the hands of the Purchaser.

(q) Except as set forth on Schedule 3.12(q) of the Seller Disclosure Letter, no AiPharma Company is a controlled foreign corporation (as defined in Section 957 of the Code) or a passive foreign investment company (as defined in Section 1297 of the Code). No AiPharma Company is, or ever has been, treated as residing in or having a permanent establishment or otherwise being deemed to be doing business in any manner (including, but not limited to, activities of or through employees, independent contractors, licensees, resellers, or any other services or representative relationship or by or through any entities, facilities, offices, or places of business) in any jurisdiction, for purposes of any Taxes, other than the jurisdictions in which such Subject Entity was formed (including the application or potential application of any double taxation arrangement, convention, or tax treaty).

3.13 Employee Benefits. As of the Agreement Date, no AiPharma Company has, and has never had, any employee benefit plan, program, or arrangement (including any profit-sharing, bonus, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave, or other leave of absence, short- or long-term disability, retention and salary continuation, plans, programs, and arrangements) established, maintained, sponsored, or contributed to by any AiPharma Company for the benefit of any employees, or with respect to which any AiPharma Company has any direct or indirect liability.

3.14 Licenses and Permits. Except as would not reasonably be expected to have an AiPharma Group Material Adverse Effect, (i) the AiPharma Companies hold, to the extent legally required, all Permits that are required for the operation of the respective Businesses of the AiPharma Companies as currently conducted, and (ii) such Permits are valid and in full force and effect. The respective AiPharma Companies are in compliance with the terms of such Permits, and no suspension, modification, revocation, nonrenewal or cancellation of any of the Permits is pending or, to the Knowledge of the Seller, threatened, except for such noncompliance, suspensions, modifications, revocations, nonrenewals or cancellations that would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

3.15 Compliance with Laws.

(a) Each of the AiPharma Companies is and, since January 1, 2018, has been in material compliance with all Laws and Orders (i) that are applicable to such AiPharma Company, (ii) by which such AiPharma Company or its assets are bound, or (iii) that are applicable to the conduct of the business or operations of such AiPharma Company, except, in each case, for noncompliance that would not reasonably be expected to have an AiPharma Group Material Adverse Effect.

(b) Since January 1, 2018, no Authority has issued any written notice stating that any of the AiPharma Companies is not in compliance with any Law or Order. No representation or warranty is made in this Section 3.15 with respect to compliance with applicable Tax Laws (which is covered in Section 3.12).

(c) To the Knowledge of the Seller, there is no pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the US Food and Drug Administration (FDA) or any other foreign or U.S. federal, state or local regulatory authority or court alleging that any operation or activity of the AiPharma Companies is in violation of any applicable Law and Order. To the Knowledge of the Seller, there is no act or omission by any AiPharma Company, or other event or circumstance that would reasonably be expected to give rise to any such claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action under any applicable Laws and Orders.

(d) To the Knowledge of the Seller, since January 2020, (i) the clinical, preclinical, and other studies and tests conducted by or on behalf of or sponsored by the AiPharma Companies related to the Business were, and if still pending are, being conducted in accordance in all material respects with standard medical and scientific research procedures, including current Good Clinical Practice (GCP), the FDCA and its implementing regulations and guidance; and (ii) no submission (e.g., Investigational New Drug, New Drug Application) filed by or on behalf of any AiPharma Company with the FDA or other governmental Authority related to the Business has been terminated or suspended by the FDA or other governmental Authority, and neither the FDA nor any other governmental authority has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of any AiPharma Company related to the Business.

(e) To the Knowledge of the Seller, the AiPharma Companies have not committed any act nor made any statement or failed to make any statement that would breach the FDA’s policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) with respect to statements or submissions made to the FDA, or any similar laws, rules, regulations or policies under the jurisdiction of any other regulatory authority with respect to statements or submissions made to any other regulatory authority.

(f) Neither the AiPharma Companies nor, to the Knowledge of the Seller, any officer, employee or agent of the AiPharma Companies has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation, or has been excluded, suspended or debarred from participation in any government health care program or, to the Knowledge of the Seller, is subject to an action that could reasonably be expected to result in debarment, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in any suspension, exclusion, or debarment, due to actions related to the Business.

(g) To the Knowledge of the Seller, neither the AiPharma Companies nor any of their respective directors, officers, employees, agents, affiliates and representatives, is a party to or has any ongoing reporting obligations pursuant to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, plan of correction or similar agreement imposed by any governmental authority that would materially adversely affect the Business.

3.16 Litigation. As of the Agreement Date, there is no Action pending or, to the Knowledge of the Seller, threatened against, or affecting, any of the AiPharma Companies, any of their respective managers, directors or officers, any of their respective equity interests, any of their respective assets, or any Contracts to which any of the AiPharma Companies is a party or bound, before any Authority or official or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or any of the Ancillary Transactions. As of the Agreement Date, there are no outstanding Orders against any of the AiPharma Companies. Since January 1, 2020, none of the AiPharma Companies has been subject to any Action by any Authority.

3.17 Employment and Labor Matters.

(a) As of the Agreement Date, no AiPharma Company has, and has never had, any employees.

(b) Schedule 3.17(b) of the Seller Disclosure Letter contains a true and correct list of individuals who are currently performing services for the AiPharma Companies and are classified as “consultants” or “contract labor” or “independent contractors”, and the respective compensation of each such “consultant” or “contract laborer” or “independent contractor”.

(c) The AiPharma Companies are not and have never been a party to, are not and have never been bound by, and do not have and has never had a duty to bargain under, any collective bargaining agreement or other Contract with a labor union, labor organization, or similar Person representing any of its employees.

(d) To the Knowledge of the Seller, the AiPharma Companies are, and have been, in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including worker classification, discrimination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, payment of wages (including overtime wages), unemployment and workers’ compensation, occupational safety and health, leaves of absence, hours of work, employee privacy, and termination of employment. As of the Agreement Date, there are no actions, suits, claims, charges, lawsuits, investigations, audits or administrative matters pending or threatened or reasonably anticipated against the Company relating to any employee, former employee, applicant for employment, consultant, independent contractor, employment agreement or benefit plan (other than routine claims for benefits).

(e) The AiPharma Companies are not delinquent to, and have not failed to pay, any of its consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, travel payments, or equal pay to which they would be entitled under applicable laws, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals. The AiPharma Companies are not liable for any payment to any trust or other fund or to any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(f) To the Knowledge of the Seller, with respect to each individual who currently renders services to the AiPharma Companies, the AiPharma Companies have accurately classified each such individual as an employee, independent contractor, or otherwise under all applicable Laws. The AiPharma Companies do not have any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer or (c) any employee currently or formerly classified as exempt under all applicable Laws.

(g) To the Knowledge of the Seller, no current employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, non-disclosure agreement, non-solicitation agreement, or any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to materially impair the performance by such Person of any of his or her duties or responsibilities for the AiPharma Companies. To the Knowledge of the Seller, no current employee, contractor or consultant is in violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such employee, contractor or consultant to be employed or retained by the AiPharma Companies, as the case may be.

(h) As of the Agreement Date, there is no Action, unfair labor practice charge or complaint, labor dispute or grievance pending or threatened against the AiPharma Companies relating to labor, employment, employment practices, or terms and conditions of employment.

(i) The AiPharma Companies do not have any custom or practice of paying severance amounts over and above the statutory required minimum in the event of termination of employment, or bonus or similar annual incentive payments, whether in writing or otherwise.

(j) The AiPharma Companies and, to the Knowledge of the Seller, each current employee, are in compliance with all applicable visa and work permit requirements.

3.18 Title to Assets. From the Initial Closing, the AiPharma Companies, either directly or through a wholly-owned Subsidiary, own, and have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in their business or operations or purported to be owned by them, including (a) all tangible assets reflected on the September 30 AiPharma Balance Sheets, and (b) all other tangible assets reflected in the books and records of the AiPharma Companies as being owned by the AiPharma Companies, other than any assets disposed of in the ordinary course of business, consistent with past practice, since the September 30 Balance Sheet Date. For the avoidance of doubt, any and all assets described herein shall not include any assets acquired by Seller after the date hereof, which assets, if any, will not be owned by the AiPharma Companies. All of such assets are owned or, in the case of leased assets, leased by the AiPharma Companies free and clear of any Liens, other than Permitted Liens. The AiPharma Assets constitute all of the assets necessary to conduct the Business of the AiPharma Companies and are owned, directly or indirectly (through a wholly-owned Subsidiary) by the Company. Notwithstanding anything to the contrary contained herein, the only interests of the AiPharma Companies in any assets held by GRA are the equity interests in GRA held by the AiPharma Companies.

3.19 Real Property; Leasehold. The AiPharma Companies (a) do not own and have never owned, any real property and (b) are not a party to any lease with respect to any real property.

3.20 Insurance. The Seller has delivered or made available to Purchaser accurate and complete copies of all insurance policies and all self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the AiPharma Companies as in effect on the Agreement Date. As of the Agreement Date, each of such insurance policies is in full force and effect and the AiPharma Companies are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, the AiPharma Companies have not received any written notice or, to the Knowledge of the Seller, other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any claim under any insurance policy. As of the Agreement Date, (x) the AiPharma Companies have provided timely written notice to the appropriate insurance carrier(s) of each Action that is currently pending against the AiPharma Companies for which the AiPharma Companies have insurance coverage, and (y) no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Action, or informed any of the AiPharma Companies of its intent to do so.

3.21 No Financial Advisors. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the AiPharma Companies.

3.22 Transactions with Affiliates.

(a) Other than as set forth in the AiPharma Financial Statements and the limited liability company agreement of the Company then in effect, as of the Agreement Date there are no transactions or relationships between, on one hand, any AiPharma Company and, on the other hand, any (i) executive officer or director of the AiPharma Companies or, to the Knowledge of the Seller, any of such executive officer’s or director’s immediate family members, (ii) owner of more than 5% of the voting power of the Outstanding Company Interests, or (iii) to the Knowledge of the Seller, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Seller) in the case of each of (i), (ii) or (iii) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

(b) Schedule 3.22(b) of the Seller Disclosure Letter lists each stockholders agreement, voting agreement, registration rights agreement, co-sale agreement or other similar Contract between the AiPharma Companies and any holders of equity interests in the AiPharma Companies, including any such Contract granting any Person investor rights, rights of first refusal, rights of first offer, registration rights, director designation rights or similar rights.

3.23 Anti-Bribery; Sanctions.

(a) To the Knowledge of the Seller, none of the AiPharma Companies nor any of their directors, officers, employees or, agents or any other Person acting on their behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in material violation of the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The AiPharma Companies have not received written notice that they are the subject of any investigation or inquiry by any Authority with respect to potential violations of Anti-Bribery Laws.

(b) Neither the AiPharma Companies, nor any of the AiPharma Companies’ Affiliates, nor any of the AiPharma Companies’ directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any Person or entity or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or (iii) otherwise in violation of Trade Controls. The AiPharma Companies have not received from any Authority any written notice, made any voluntary or involuntary disclosure to an Authority, or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to Trade Controls.

3.24 Bank Accounts; Deposits. Schedule 3.24 of the Seller Disclosure Letter provides accurate information as of the Agreement Date with respect to each account maintained by or for the benefit of the AiPharma Companies at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of October 31, 2021 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.25 Projections. The Seller has made available to Purchaser certain financial projections with respect to the business. The Seller represents and warrants that such projections were prepared in good faith and are based on assumptions believed by the Seller to be reasonable at the time such projections were prepared.

3.26 Solvency. Based on the consolidated financial condition of the AiPharma Companies as of the Agreement Date, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the AiPharma Companies’ existing debts and other liabilities (including known contingent liabilities) as they mature, and (ii) the AiPharma Companies’ assets do not constitute unreasonably small capital to carry on its business as now conducted. As of the Agreement Date, the Seller does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.27 Data Privacy and Security. In connection with the collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable Laws (collectively “Personal Information”) by or on behalf of the AiPharma Companies, the AiPharma Companies are and have been, to the Knowledge of the Seller, in material compliance with (i) all Laws applicable to such Personal Information and (ii) the AiPharma Companies’ privacy policies. The AiPharma Companies maintain and have maintained commercially reasonable physical, technical, and administrative security measures designed to reasonably protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the AiPharma Companies from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the Knowledge of the Seller, the AiPharma Companies have provided all requisite notices and obtained all required consents, if any, required by Laws applicable to such Personal Information. To the Knowledge of the Seller, the AiPharma Companies are and have been in compliance in all material respects with all Laws relating to data loss, theft and breach of security notification obligations. To the Knowledge of the Seller, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the AiPharma Companies or (y) unauthorized access to or disclosure of the AiPharma Companies’ confidential information or trade secrets that, in either case, would reasonably be expected to result in an AiPharma Group Material Adverse Effect.

3.28 Acquisition of and Investment in the Issued Purchaser Shares.

(a) The Seller acknowledges that (i) the Purchaser has furnished the Seller with all information regarding the Purchaser and the Issued Purchaser Shares, and any additional information, that the Seller has requested or desired to know, and (ii) the Seller has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of the Purchaser concerning the aforementioned.

(b) No Issued Purchaser Shares were offered or sold to the Seller by means of any form of general solicitation or general advertising, and in connection therewith, the Seller did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or (ii) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

(c) The Seller is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Seller has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Issued Purchaser Shares, and it and any of its members for which it is acting are able to bear the economic risks of, and an entire loss of, its or their investment in the Issued Purchaser Shares.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that each of the following representations and warranties are true, correct and complete as of the Agreement Date and as of the Secondary Closing Date (or, if a specific date is indicated in any such representation and warranty, true and correct as of such specified date), except as (i) disclosed in the Purchaser SEC Documents filed prior to the Agreement Date, or (ii) set forth in the Purchaser Disclosure Letter:

4.1 Existence and Power; Organizational Documents.

(a) The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has all corporate power and authority and all Permits required or necessary to own and operate its business, properties and assets, in each case, as currently owned and operated in all material respects. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Copies of each of the Purchaser Organizational Documents have heretofore been made available to the Seller, and such copies are each true and complete copies of such instruments or documents, as amended or supplemented and in effect on the Agreement Date.

4.2 Authorization.

(a) The execution, delivery and performance by the Purchaser of this Agreement and the applicable Ancillary Agreements (to which it is a party) and the consummation by the Purchaser of the Transactions and the applicable Ancillary Transactions (to which it is a party) are within the corporate powers of the Purchaser. Each of this Agreement and the applicable Ancillary Agreements (to which the Purchaser is a party) has been duly authorized by all necessary corporate action on the part of the Purchaser, other than (i) the Purchaser Board approval referenced in Section 2.1(a)(i) (which is only required to effect the Initial Closing) and (ii) the approval of the Purchaser Common Stockholders. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by the Seller, constitutes a valid and legally binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by the Enforceability Limitations. Upon due execution and delivery by the Purchaser, each of the Ancillary Agreements to which it is a party, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a valid and legally binding agreement of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as may be limited by the Enforceability Limitations.

(b) In the event that the Initial Closing occurs, the Purchaser Board (including any required committee or subgroup thereof) will have, as of the Initial Closing, (i) approved and declared advisable this Agreement, the Ancillary Agreement, the Transactions and the Ancillary Transactions, including but not limited to the S-4/Proxy Statement and the filing thereof with the SEC, (ii) determined that this Agreement and the Ancillary Agreements and the Transactions and the Ancillary Transactions are in the best interests of the Purchaser and its stockholders, and (iii) resolved to recommend approval of this Agreement and the other Required Approval Matters by the Purchaser Common Stockholders.

4.3 Governmental Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the applicable Ancillary Agreements (to which the Purchaser is a party) do not, and the consummation of the Transactions and the applicable Ancillary Transactions (to which the Seller is a party) do not, require any Governmental Approval, other than (a) such filings and approvals as may be required by the DGCL or any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (b) such Governmental Approvals as may be required under the rules and regulations of the Nasdaq Stock Market; (c) as set forth on Schedule 4.3 of the Purchaser Disclosure Letter; and (d) such other Governmental Approvals that, if not so taken, made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.4 Non-Contravention. Other than the approval of the Required Approval Matters, none of the execution, delivery or performance by the Purchaser of this Agreement or any of the applicable Ancillary Agreements (to which it is a party), or the consummation by the Purchaser of the Transactions or any of the applicable Ancillary Transactions (to which it is a party), does or will (a) contravene or conflict with any of the Purchaser Organizational Documents in any material respect, (b) constitute a violation of any material provision of any Law or Order applicable to or binding upon the Purchaser, (c) constitute a default under or breach of (with or without the giving of notice or the passage of time or both), or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser, require any payment or reimbursement, or result in a loss of any material benefit to which the Purchaser is entitled under, any provision of any material Contract or material Permit binding upon the Purchaser or by which any of the Purchaser Common Stock or any of the Purchaser’s assets is or may be bound, or (d) result in the creation or imposition of any Lien (except for any Permitted Liens) on any of the Purchaser Common Stock or any of the Purchaser’s assets, other than, with respect to the foregoing clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.5 No Anti-Takeover Provisions.

(a) None of the Purchaser or its Affiliates is party to a stockholder rights agreement or plan, “poison pill” or substantially similar anti-takeover agreement or plan.

(b) The Purchaser Board has taken all necessary actions, including the approval of the Transaction Agreement (including the transactions contemplated thereby), this Agreement and the Transactions, to ensure that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Transaction Agreement (including the transactions contemplated thereby), this Agreement or the Transactions.

(c) No other “control share acquisition”, “fair price”, “moratorium” or anti-takeover provision of any applicable Laws, rules, regulations or requirements applies or purports to apply to this Agreement or the Transactions.

4.6 Capitalization.

(a) The authorized capital stock of the Purchaser is 103,000,000 shares, consisting of 100,000,000 shares of Purchaser Common Stock, and 3,000,000 shares of Purchaser Preferred Stock. As of the Agreement Date, there were issued and outstanding (i) 39,192,688 shares of Purchaser Common Stock, and (ii) no shares of Purchaser Preferred Stock. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware law, any of the Purchaser Organizational Documents, or any Contract to which the Purchaser is a party or by which the Purchaser is bound.

(b) As of the date of this Agreement, except as set forth in Section 4.6(a), there are no other shares of capital stock of the Purchaser issued or outstanding. As of the date of this Agreement, there are (i) the 80,093 shares of Purchaser Common Stock to be issued to a licensee and its designees of the Purchaser, (ii) the 34,653,715 outstanding warrants of the Purchaser to purchase an aggregate of 34,653,715 shares of Purchaser Common Stock, (iii) the 67,466 outstanding stock options of the Purchaser to purchase an aggregate of 67,466 shares of Purchaser Common Stock, (iv) up to 3,000,000 shares of Purchaser Common Stock that may be subject to equity awards granted under the Purchaser’s 2021 Omnibus Equity Incentive Plan, of which 1,693,895, net of forfeitures have been approved by the Purchaser Board and/or compensation committee thereof and granted as of the Agreement Date which are subject to vesting, and (v) up to 2,478,000 shares of Purchaser Common Stock that may be subject to equity awards, including stock options, that may be granted under the Purchaser’s 2017 Equity Inventive Plan which are subject to vesting.

(c) The Purchaser does not have outstanding bonds, debentures, notes or other similar obligations with the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Purchaser Common Stockholders on any matter.

(d) Except as set forth on Schedule 4.6(d) of the Purchaser Disclosure Letter, there are no voting trusts or other similar agreements or similar understandings to which the Purchaser is a party or is otherwise bound with respect to the voting of the capital stock of, or other equity interests in, the Purchaser.

4.7 Issuance of Issued Purchaser Shares. The Initial Purchaser Shares and the Secondary Purchaser Shares, respectively, when issued in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, (ii) will not be subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, any of the Purchaser Organizational Documents, or any contract to which the Purchaser is a party or by which the Purchaser is bound, (iii) will not be issued in violation of any applicable securities laws or any applicable rules and regulations of any Authority (including the rules and regulations of the Nasdaq Stock Market), and (iv) will be free and clear of any Liens, except for restrictions on transfer imposed by applicable securities laws.

4.8 Listing. The Purchaser Common Stock is listed on the Nasdaq Capital Market under the symbol “ADTX”.

4.9 Purchaser SEC Documents and Financial Statements.

(a) The Purchaser has filed all reports, schedules, statements, forms and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC since the registration of the Purchaser Common Stock under the Exchange Act (the “Initial SEC Registration”), including any required amendments, restatements or supplements thereto, and will file, subsequent to the Agreement Date, all such reports, schedules, statements, forms and other documents required to be filed with SEC (the “Additional Purchaser SEC Documents”). The Purchaser has made available to the Seller copies (in the form filed with the SEC) of all of the following, except to the extent available in full (without any redactions) on the SEC’s website through EDGAR: (i) the Purchaser’s Annual Reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s Quarterly Reports on Form 10-Q for each applicable fiscal quarter of the Purchaser beginning with the first quarter the Purchaser was required to file such a form, (iii) all proxy statements relating to meetings of stockholders of the Purchaser held (whether annual or special), and any and all information statements relating to any and all consents of the stockholders of the Purchaser, since the Initial SEC Registration, (iv) the Purchaser’s Current Reports on Form 8-K filed since the Initial SEC Registration, and (v) all other reports, schedules, statements, forms and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Seller pursuant to this Section 4.9) filed by the Purchaser with the SEC since the Initial SEC Registration (the reports, schedules, statements, forms and other documents referred to in clauses (i) through (v) above, whether or not available through EDGAR, collectively, the “Purchaser SEC Documents”). The Purchaser SEC Documents were, and the Additional Purchaser SEC Documents will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and the Additional Purchaser SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document or Additional Purchaser SEC Document has been or will be revised or superseded by a later filed Purchaser SEC Document or Additional Purchaser SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements and related notes thereto that are or will be contained or incorporated by reference in the Purchaser SEC Documents (collectively, the “Purchaser Financial Statements”) are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, Regulation S-X and/or Regulation S-K, as applicable, the financial position of the Purchaser as of the dates thereof and the results of operations of the Purchaser for the periods reflected therein. The Purchaser Financial Statements (i) were prepared from the books and records of the Purchaser; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Purchaser’s financial condition as of their respective dates; and (iv) contain and reflect adequate provisions for all material Liabilities, including for all material Taxes, applicable to the Purchaser with respect to the respective periods then ended.

4.10 Interim Operations; Absence of Certain Changes.

(a) The Purchaser has not engaged in any business activity, other than (i) as described in the Purchaser SEC Documents, and (ii) in connection with the evaluation, negotiation and consummation of the Transactions and the applicable Ancillary Transactions (to which it is a party).

(b) Since the date of the balance sheet included in the Purchaser’s latest Quarterly Report on Form 10-Q filed with the SEC (prior to the Agreement Date) through the Agreement Date, (i) the Purchaser has conducted its business, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been and is not reasonably expected to be any Purchaser Material Adverse Effect.

4.11 Contracts.

(a) Schedule 4.11(a) of the Purchaser Disclosure Letter lists all material Contracts (collectively, “Material Purchaser Contracts”) to which the Purchaser is a party and that are currently in effect.

(b) With respect to each of the Material Purchaser Contracts,

(i) such Material Purchaser Contract is valid and binding on the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by the Enforceability Limitations;

(ii) such Material Purchaser Contract is in full force and effect, and none of the Purchaser or, to the Knowledge of the Purchaser, the other parties thereto is in breach of or default under such Material Purchaser Contract, except for such failures to be in full force and effect or such breaches or defaults that would not reasonably be expected to have a Purchaser Material Adverse Effect; and

(iii) no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to such Material Purchaser Contract by the Purchaser or, to the Knowledge of the Purchaser, any other parties thereto, except for such breaches and defaults that would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.12 Intellectual Property. Except as set forth on Schedule 4.12 of the Purchaser Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, (a) the Purchaser owns or is licensed or otherwise possess valid rights to use all Purchaser IP, (b) to the Knowledge of the Purchaser, the conduct of the business of the Purchaser as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the Knowledge of the Purchaser, threatened claims with respect to any of the Purchaser IP rights the Purchaser owns or is licensed or otherwise possess valid rights to use, and (d) to the Knowledge of the Purchaser, no Person is currently infringing or misappropriating any Purchaser IP or the rights thereto. The Purchaser has taken reasonable measures to protect the confidentiality of Trade Secrets used in the business of the Purchaser as currently conducted, except where any failure to do so would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.13 Tax Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect:

(a) Tax Returns. The Purchaser has (i) timely filed or caused to be timely filed (taking into account any valid extensions) all Tax Returns required to be filed by it, and all such Tax Returns are complete and accurate; and (ii) paid, or have adequately reserved in the Purchaser Financial Statements for the payment of, all Taxes that are required to be paid. The Purchaser has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired.

(b) Tax Liens. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Purchaser.

(c) Withholding Taxes. The Purchaser has timely paid, or withheld with respect to its employees and other third Persons, all Taxes required to be paid or withheld, and has remitted such Taxes to the applicable Taxing Authority within the time prescribed by applicable Law.

(d) Audits. No audits or other examinations with respect to Taxes of the Purchaser are currently in progress or have been asserted or proposed in writing.

(e) Exclusive Representations. Notwithstanding anything to the contrary contained in this Agreement, (i) the Purchaser makes no representation or warranty as to the amount or availability of any Tax attribute, and (ii) the representations and warranties contained in this Section 4.13 constitute the sole and exclusive representations and warranties made by the Purchaser in this Agreement with respect to Tax matters, including any representations or warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and the accrual and reserves for Taxes on any financial statements or books and records of the Purchaser.

4.14 Licenses and Permits. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the Purchaser holds, to the extent legally required, all material Permits that are required for the operation of its business as currently conducted. The Purchaser is in material compliance with the terms of such Permits, and no suspension or cancellation of any of the Permits is pending or, to the Knowledge of the Purchaser, threatened, except for such noncompliance, suspensions or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

4.15 Compliance with Laws. The Purchaser is and, since January 1, 2020, has been in material compliance with all Laws and Orders (a) that are applicable to the Purchaser, (b) by which the Purchaser or its assets are bound, or (c) that are applicable to the conduct of the business or operations of the Purchaser, except, in each case, for any noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Since January 1, 2020, no Authority has issued any written notice stating that the Purchaser is not in compliance with any Law or Order. No representation or warranty is made in this Section 4.15 with respect to compliance with applicable Tax Laws.

4.16 Litigation. There is no Action pending or, to the Knowledge of the Purchaser, threatened against, or affecting, the Purchaser, any of its directors or officers, the Purchaser Common Stock, any of the Purchaser Warrants, any of the equity awards or other securities of the Purchaser, any assets of the Purchaser, or any Contracts to which the Purchaser is a party or bound, before any Authority or official or that in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions or any of the Ancillary Transactions. There are no outstanding Orders against the Purchaser. The Purchaser is not and, since January 1, 2020, has not been subject to any Action by any Authority.

4.17 Information Supplied. The S-4/Proxy Statement, when filed with the SEC and at the time it is mailed to the Purchaser Common Stockholders, (a) will comply with the applicable requirements of the Securities Act and the Exchange Act, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.18 Required Vote of the Purchaser Common Stockholders. The affirmative vote of the holders of a majority of the shares of Purchaser Common Stock voted at the Purchaser Stockholder Meeting to approve the Required Approval Matters is the only vote of the holders of any class of capital stock of the Purchaser necessary to approve the Transactions (the “Required Vote of the Purchaser Common Stockholders”).

4.19 Purchase of and Investment in the Outstanding Company Interests.

(a) The Purchaser acknowledges that (i) the Seller has furnished the Purchaser with all information regarding the Seller and the Outstanding Company Interests, and any additional information, that the Purchaser has requested or desired to know, and (ii) the Purchaser has been afforded the opportunity to ask questions of, and receive answers from, duly authorized officers or other representatives of the Seller concerning the aforementioned.

(b) No Outstanding Company Interests were offered or sold to the Purchaser by means of any form of general solicitation or general advertising, and in connection therewith, the Purchaser did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available, or (ii) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

(c) The Purchaser acknowledges that the sale and issuance of the Outstanding Company Interests have not been reviewed by the SEC or any state Authority, and the sale and issuance of the Outstanding Company Interests are intended to be exempt from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof. The Purchaser understands that the Outstanding Company Interests have not been registered under the Securities Act or under any state securities or “blue sky” Laws, and agrees not to sell, assign or otherwise transfer or dispose of the Outstanding Company Interests unless they are registered under the Securities Act and under any applicable state securities or “blue sky” Laws, or unless an exemption from such registration is available.

(d) The Purchaser consents to the placement of a legend on any certificate or other document evidencing the Outstanding Company Interests that the Outstanding Company Interests have not been registered under the Securities Act or any state securities or “blue sky” Laws.

(e) The Purchaser is an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in the Outstanding Company Interests, and it and any accounts for which it is acting are able to bear the economic risks of, and an entire loss of, its or their investment in the Outstanding Company Interests.

Article V
COVENANTS OF THE SELLER AND THE PURCHASER

5.1 Conduct of Businesses of the AiPharma Companies.

(a) During the Interim Period, the Seller shall (i) cause the AiPharma Companies to conduct their respective Businesses in all material respects in the ordinary course, consistent with past practices, and (ii) use commercially reasonable efforts to preserve intact their respective Business relationships with employees, clients, customers, suppliers, vendors and other third parties, other than any actions taken (A) in the ordinary course of business, consistent with past practices, (B) in response to, to address, or to comply with any Orders or mandates of any applicable Authority related to, the COVID-19 pandemic, (C) in order to comply with any applicable Laws or Orders, (D) as set forth on Schedule 5.1 of the Seller Disclosure Letter, or (E) in connection with the Transactions or any of the applicable Ancillary Transactions (to which any of the AiPharma Companies is a party).

(b) Without limiting the generality of, and subject to the exceptions set forth in clauses (A) – (E) of, the foregoing Section 5.1(a), during the Interim Period the Seller shall cause the AiPharma Companies not to do or effect any of the following without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent will be deemed to have been given by the Purchaser if the Purchaser has not responded within five (5) Business Days to the initial request of the Seller to provide any such consent):

(i) amend, modify or supplement any of the AiPharma Companies’ Organizational Documents;

(ii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) directly or indirectly redeem, repurchase or otherwise acquire any securities of the AiPharma Companies;

(iv) issue, sell, grant, deliver, pledge or otherwise transfer, or authorize or agree or commit to, any issuances, sales, grants, deliveries, pledges or transfers of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any securities of the AiPharma Companies to any Person (who or which is not an AiPharma Company);

(v) acquire (by merger, consolidation or acquisition of stock or assets) any other Person (which is not an AiPharma Company) or any material equity interest therein, or enter into any joint venture, partnership, limited liability company or similar arrangement with any third Person (which is not an AiPharma Company);

(vi) (A) incur, create, assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 (individually or in the aggregate), other than any Taxes, (B) make a loan or advance to or investment in any Person (who or which is not an AiPharma Company), or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person (who or which is not an AiPharma Company);

(vii) settle or compromise, release or waive any pending or threatened Action, except for any settlement or compromise, release or waiver of any Action that is in the ordinary course of business consistent with past practices and does not include any obligation (other than payments of money not to exceed $500,000 to be performed by any of the AiPharma Companies following the Secondary Closing (including any obligation to refrain from taking or performing any activities or actions));

(viii) except as required by applicable Law or U.S. GAAP, make any material change in any of its accounting principles or practices;

(ix) (A) make or change any Tax election; (B) settle or compromise any Tax claim or assessment; (C) amend any Tax Return; or (D) waive any right to claim a Tax refund;

(x) license, sell, transfer, dispose of, abandon, cancel, allow to lapse, or fail to renew, maintain or defend any material Intellectual Property owned, purported to be owned or exclusively licensed by the AiPharma Companies;

(xi) enter into any new line of business;

(xii) enter into any Contract with the Seller or any of its Affiliates (other than any other AiPharma Company);

(xiii) waive the restrictive covenant obligations of any employee or independent contractor of the AiPharma Companies;

(xiv) sell, transfer or otherwise dispose of any of the AiPharma Assets; or

(xv) authorize, or enter into or agree or commit to enter into a Contract to take, any actions that are not in compliance with this Section 5.1.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Parties acknowledge and agree that the AiPharma Companies shall be entitled to make distributions of cash to the Seller after December 31, 2021; provided, that the aggregate amount of cash distributed to the Seller pursuant to this Section 5.1(c) shall not exceed the sum of (i) all cash and cash equivalents of the AiPharma Companies as of December 31, 2021, and (ii) the aggregate amount of accounts receivables of the AiPharma Companies as of December 31, 2021 which were due and payable on or prior to December 31, 2021 (the “Year-End Receivables”); provided, further, that the AiPharma Companies shall not make distributions of cash to the Seller in respect of any Year-End Receivable unless and to the extent such Year-End Receivable is paid.

5.2 Conduct of Business of the Purchaser.

(a) During the Interim Period, the Purchaser shall (i) conduct its businesses in all material respects in the ordinary course, consistent with past practices, and (ii) use commercially reasonable efforts to preserve intact its business relationships with employees, clients, customers, suppliers, vendors and other third Parties, other than any actions taken (A) in the ordinary course of business, consistent with past practices, (B) in response to, to address, or to comply with any Orders or mandates of any applicable Authority related to, the COVID-19 pandemic, (C) in order to comply with any applicable Laws or Orders, or (D) in connection with the Transactions or any of the applicable Ancillary Transactions (to which the Purchaser is a party).

(b) Without limiting the generality of, and subject to the exceptions set forth in clauses (A) – (D) of, the foregoing Section 5.2(a), during the Interim Period the Purchaser shall not do or effect any of the following without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that consent will be deemed to have been given by the Seller if the Seller has not responded within five (5) Business Days to the initial request of the Purchaser to provide any such consent); provided, further, that any such transaction pursuant to an agreement (including any letter of intent) entered into or being negotiated by the Purchaser prior to the date of this Agreement shall be deemed so consented to:

(i) amend, modify or supplement any of the Purchaser Organizational Documents;

(ii) take any action in violation or contravention of any of the Purchaser Organizational Documents, applicable Law, or any applicable rules and regulations of the SEC or the Nasdaq Stock Market;

(iii) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iv) without first consulting with Seller, (A) subdivide, combine, recapitalize or reclassify any of its shares of capital stock, (B) pay or set aside any dividend or other distribution (whether in cash, equity, property, or any combination thereof) in respect of its shares of capital stock, or (C) directly or indirectly, redeem, repurchase or otherwise acquire or offer to acquire any of its securities;

(v) without first consulting with Seller, issue, sell, grant, deliver, pledge or otherwise transfer, or authorize or agree or commit to, any issuances, sales, grants, deliveries, pledges or transfers of (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any shares of its capital stock, any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of its capital stock, or other securities, including any securities convertible into or exchangeable for any of shares of its capital stock, to any Person, or engage in any hedging transaction with any Person with respect to such securities; provided, however, that the Purchaser may (A) issue shares of Purchaser Common Stock pursuant to exercises of Purchaser Warrants; (B) issue shares of Purchaser Common Stock pursuant to exercises of Purchaser Stock Options, (C) grant equity or other awards, in the ordinary course of business consistent with past practices, pursuant to the Purchaser’s 2021 Omnibus Equity Incentive Plan and 2017 Equity Incentive Plan, as amended as of the Agreement Date (the “Purchaser Equity Incentive Plans”); (D) issue up to 500,000 shares of Purchaser Common Stock (outside of the Purchaser Equity Incentive Plans) to consultants in the ordinary course of business; and (E) prior to the Initial Closing, sell and issue Purchaser securities pursuant to the Purchaser’s currently effective S-3 shelf registration statement or otherwise (provided, that with respect to any sale or issuance of Purchaser securities pursuant to this clause (E), the Purchaser shall consult with (and consider in good faith any comment from) the Seller in connection therewith), and subsequent to the Initial Closing, Seller shall not unreasonably withhold its consent to any issuance and sale of Purchaser securities;

(vi) acquire (by merger, consolidation or acquisition of stock or assets) any other Person (which is not an AiPharma Company) or any material equity interest therein, or enter into any joint venture, partnership, limited liability company or similar arrangement with any Person (which is not an AiPharma Company);

(vii) (A) incur, create, assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 (individually or in the aggregate), other than in the ordinary course of business consistent with past practices, or other than any Taxes, (B) make a loan or advance to or investment in any Person, or (C) guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(viii) settle or compromise, release or waive any pending or threatened Action, except for any settlement or compromise, release or waiver of any Action that is in the ordinary course of business consistent with past practices and does not include any obligation (other than payments of money not to exceed $500,000 to be performed by the Purchaser following the Secondary Closing (including any obligation to refrain from taking or performing any activities or actions));

(ix) except as required by applicable Law or U.S. GAAP, make any material change in any of its accounting principles or practices;

(x) (A) make or change any Tax election; (B) settle or compromise any Tax claim or assessment; (C) amend any Tax Return; or (D) waive any right to claim a Tax refund;

(xi) license, sell, transfer, dispose of, abandon, cancel, allow to lapse, or fail to renew, maintain or defend any material Intellectual Property owned, purported to be owned or exclusively licensed by the Purchaser;

(xii) enter into any new line of business;

(xiii) enter into any Contract with any Affiliate of the Purchaser;

(xiv) waive the restrictive covenant obligations of any employee or independent contractor of the Purchaser;

(xv) sell, transfer or otherwise dispose of any of its material assets, other than any such transaction pursuant to an agreement (including any letter of intent) entered into prior to the date of this Agreement; or

(xvi) authorize, or enter into or agree or commit to enter into a Contract to take, any actions that are not in compliance with this Section 5.2.

(c) Notwithstanding anything to the contrary contained herein, during the Interim Period the Purchaser shall not (whether voluntarily or involuntarily, directly or indirectly or by operation of law) sell, transfer, assign, pledge, mortgage, exchange, hypothecate, grant a security interest in or otherwise dispose of or encumber any of the Initial Company Interests without the prior written consent of the Seller (to be granted in the Seller’s sole and absolute discretion).

5.3 Amendment and Restatement of Existing Purchaser Charter and Existing Purchaser Bylaws. At the Secondary Closing, the Purchaser shall cause each of the Existing Purchaser Charter and Existing Purchaser Bylaws to be amended and restated in its entirety in the forms of the A&R Purchaser Charter and the A&R Purchaser Bylaws, respectively.

5.4 Alternative Transactions.

(a) From the date of this Agreement until the earlier of the Secondary Closing Date and the termination of this Agreement in accordance with Section 7.1, except as provided in Section 5.4(c) or Section 5.4(d), (i) the Seller and the AiPharma Companies shall cease, and shall cause their respective Representatives to cease, and cause to be terminated all existing discussions, negotiations and communications with any persons or entities with respect to any unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction communicated in writing (each, an “Alternative Proposal”) (other than the transactions contemplated hereby and any such transaction pursuant to an agreement (including any letter of intent) entered into or being negotiated prior to the date of this Agreement).

(b) During the Interim Period, none of the Seller or the AiPharma Companies, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall use reasonable best efforts to cause each of their respective Representatives and Affiliates not to, directly or indirectly, other than any such transaction pursuant to an agreement (including any letter of intent) entered into or being negotiated prior to the date of this Agreement (i) encourage, solicit, initiate, entertain, respond to, accept or discuss, or engage or participate in any negotiations with respect to, any proposal or offer from any Person (other than the other Party) concerning any Alternative Transaction, (ii) provide any nonpublic information to any third party in connection with any Alternative Transaction, (iii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, or (iv) approve, recommend, or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. Notwithstanding the foregoing, nothing contained in this Section 5.4(b) or any other provision of this Agreement shall prohibit the Purchaser or the Purchaser Board (or any committee thereof) from taking and disclosing to the Purchaser’s stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act so long as the Purchaser is in compliance with this Agreement, including Section 5.4.

(c) Notwithstanding the foregoing, if the Purchaser receives a written Alternative Proposal from a third party and the receipt of such Alternative Proposal was not initiated, sought, solicited, knowingly encouraged or knowingly induced in violation of Section 5.4(b), then the Purchaser may (i) contact the person who has made such Alternative Proposal in order to clarify the terms of such Alternative Proposal so that the Purchaser Board (or any committee thereof) may inform itself about such Alternative Proposal, (ii) furnish information concerning its business, properties or assets to any person pursuant to a confidentiality agreement with terms that are not materially less favorable to the Purchaser than those contained in the Confidentiality Agreement and (iii) negotiate and participate in discussions and negotiations with such person concerning an Alternative Proposal, in the case of clauses (ii) and (iii), if the Purchaser Board determines in good faith, after obtaining the advice of its outside legal counsel and financial advisor, that such Alternative Proposal constitutes or is reasonably likely to constitute or result in a Purchaser Superior Proposal. The Purchaser shall, as promptly as practicable (and in any event within two (2) Business Days after receipt), advise the Seller of such Alternative Proposal and the material terms and conditions thereof and of the proposed Alternative Transaction (including any changes thereto) and the identity of the Person making any such Alternative Proposal. The Purchaser shall keep the Seller informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. The Seller shall then have the right to make an alternative proposal (the “Response Proposal”) to such proposed Alternative Transaction within four (4) Business Days following receipt of all of the terms of such Alternative Transaction.

(d) The Purchaser Board, in the exercise of its fiduciary duties, will consider such Alternative Proposal and any Response Proposal before accepting any such Alternative Proposal. Should the Purchaser Board, in the exercise of its fiduciary duties and upon the advice of its outside counsel and any other advisor it deems appropriate, determine that such Alternative Transaction is a Purchaser Superior Proposal and is superior to the transactions contemplated by the Response Proposal (if any), such that compliance with its fiduciary duties requires, based on the advice of such outside counsel, the termination of this Agreement and the entry into the Alternative Transaction, the Purchaser shall have the right to enter into the Alternative Transaction, subject to the Purchaser terminating this Agreement pursuant to Section 7.1(f).

5.5 Access to Information.

(a) During the Interim Period, the Seller shall use commercially reasonable efforts to furnish to the Purchaser information relating to the respective Businesses of the AiPharma Companies as the Purchaser may request; provided, that no information provided pursuant to this Section 5.5(a) or that was provided prior to the Agreement Date shall affect any representation or warranty given by the Seller herein. The Seller shall use commercially reasonable efforts to provide to the Purchaser at the Secondary Closing, with respect to each AiPharma Company, a reasonably current good standing certificate (or equivalent document, if any) issued by the secretary of state or equivalent Authority of (i) its jurisdiction of formation and (ii) each state in which such AiPharma Company is then-qualified to do business as a foreign entity.

(b) During the Interim Period, the Purchaser shall use commercially reasonable efforts to furnish to the Seller information relating to the Purchaser’s business as the Seller may request; provided, that no information provided pursuant to this Section 5.5(b) or that was provided prior to the Agreement Date shall affect any representation or warranty given by the Purchaser herein. The Purchaser shall use commercially reasonable efforts to provide to the Seller at the Secondary Closing a reasonably current good standing certificate issued by the secretary of state or equivalent Authority of (i) its jurisdiction of formation and (ii) each state in which the Purchaser is then-qualified to do business as a foreign corporation.

5.6 Notices of Certain Events. During the Interim Period, each Party shall as promptly as practicable notify the other Party of any of the following; provided, that no such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not (i) any of the representations, warranties, covenants or agreements contained in this Agreement have been breached, or (ii) any of the conditions to the Secondary Closing have been satisfied:

(a) any Actions commenced or threatened against or involving such Party that relate to the consummation of the Transactions or any of the Ancillary Transactions;

(b) any notice from any Authority in connection with the Transactions or any of the Ancillary Transactions;

(c) any notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions or any of the Ancillary Transactions, or that the Transactions or any of the Ancillary Transactions might give rise to any Action by or on behalf of such Person; and

(d) any inaccuracy of any representation or warranty of such Party contained in this Agreement, or any failure of such Party to comply with or satisfy any condition, covenant, or agreement to be satisfied by it or complied with hereunder, in each case, which inaccuracy or failure would cause any of the conditions set forth in Article VI not to be satisfied.

5.7 [Intentionally Omitted].

5.8 Purchaser S-4/Proxy Statement.

(a) Upon the Initial Closing, the Seller shall use reasonable best efforts to deliver to the Purchaser financial statements of the Company prepared by a nationally recognized firm of independent certified public accountants registered with the Public Company Accounting Oversight Board (the “Company Financial Statements”) that are sufficient for purposes of compliance with the requirements of Form S-4 by February 15, 2021.

(b) As promptly as practicable after the Initial Closing, but no later than sixty (60) days after the delivery of the Company Financial Statements (the “Filing Target Date”), the Purchaser shall prepare and cause to be filed with the SEC a registration statement on Form S-4, pursuant to which the issuance of the Secondary Purchaser Shares in connection with the Secondary Closing will be registered under the Securities Act, with such registration statement including a proxy statement in preliminary form (as amended or supplemented from time to time, the “S-4/Proxy Statement”) in connection with a special meeting of the Purchaser Common Stockholders (the “Purchaser Stockholder Meeting”) seeking the approval of the Purchaser Common Stockholders of the Transactions, all in accordance with the Purchaser Organizational Documents, applicable Law, the Securities Act, the Exchange Act, and the applicable rules and regulations of the SEC and the Nasdaq Stock Market. As shall be reflected in the S-4/Proxy Statement, at the Purchaser Stockholder Meeting, the Purchaser shall seek (i) the approval of this Agreement and the Transactions by the Purchaser Common Stockholders in accordance with the Purchaser Organizational Documents, the DGCL, and the applicable rules and regulations of the SEC and of the Nasdaq Stock Market, (ii) the approval of the issuance of the Secondary Purchaser Shares, (iii) the approval of the New Purchaser Equity Incentive Plan, (iv) approval of the A&R Purchaser Charter, (v) the election of directors to the Purchaser Board in accordance with the provisions of this Agreement, and (vi) in consultation with, and with the approval of, the Seller, any and all other approvals necessary or advisable to effect the consummation of the Transactions (the foregoing (i) – (vi) collectively, the “Required Approval Matters”) and (vii) the adjournment of the Purchaser Stockholder Meeting if necessary or appropriate (in furthernace of Section 5.9). In connection with the S-4/Proxy Statement, the Purchaser shall also file with the SEC financial and other information with respect to the Transactions in accordance with applicable proxy solicitation rules set forth in the Purchaser Organizational Documents, applicable Law, the Securities Act, the Exchange Act, and the rules and regulations of the SEC and the Nasdaq Stock Market (the S-4/Proxy Statement and the documents included, incorporated by reference, or referred to therein, collectively with any amendments, supplements, and exhibits thereto, the “Purchaser Proxy Documents”). The Purchaser Proxy Documents shall comply as to form and substance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder.

(c) In connection with the preparation and filing by the Purchaser of the S-4/Proxy Statement and any other Purchaser Proxy Documents under, and as reasonably requested by the Purchaser and required pursuant to, the Securities Act, the Exchange Act, and the respective any rules and regulations thereunder, the Seller shall use its commercially reasonable best efforts to (i) provide the Purchaser with all information concerning the AiPharma Companies requested by the Purchaser that is required for inclusion in the S-4/Proxy Statement and any other Purchaser Proxy Documents, (ii) provide to the Purchaser the Company’s audited and unaudited historical consolidated Financial Statements that may be required for inclusion in, or use in connection with the preparation of, the S-4/Proxy Statement (including any financial statements or other information of Appili or the Target that may be required), and (iii) cause the respective officers and employees of the AiPharma Companies to be reasonably available to the Purchaser and its counsel in connection with the drafting and preparation of the S-4/Proxy Statement and any other Purchaser Proxy Documents. The Purchaser shall include in the S-4/Proxy Statement and any other Purchaser Proxy Documents any and all information reasonably requested by the Seller to be included therein.

(d) The Purchaser shall use its reasonable best efforts to have the S-4/Proxy Statement declared effective by the SEC under the Securities Act as soon as practicable after its initial filing with the SEC, and to promptly respond to any comments or requests from the SEC with respect to the S-4/Proxy Statement; provided, that, prior to each filing with or submission to the SEC, the Purchaser shall make available to the Seller drafts of (i) the S-4/Proxy Statement (both preliminary and final and all preparation drafts thereof), (ii) any other Purchaser Proxy Documents (including any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements, any similar or successor reports required to be filed under the Exchange Act, and any other documents included, incorporated by reference, or referred to in the S-4/Proxy Statement), and (iii) the responses to any comments or requests from the SEC, and, in connection therewith, the Purchaser shall (A) provide the Seller with a reasonable opportunity to comment on each such draft (including the proposed final versions of such documents or responses), and (B) consider and reflect such comments in good faith. The Purchaser shall not file the S-4/Proxy Statement (in preliminary or definitive form), including any filing reflecting comments from the staff of the SEC, without the prior consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, that such consent shall not be required if the Seller’s failure to give such consent would result in the Purchaser failing to timely make a filing required by this Agreement or applicable Law or cause a breach of this Agreement.

(e) The Purchaser shall advise the Seller promptly of (i) the time when the S-4/Proxy Statement has been filed with the SEC, (ii) in the event that the preliminary S-4/Proxy Statement is not reviewed by the SEC, the expiration of the waiting period under Rule 14a-6(a) under the Exchange Act, (iii) in the event that the preliminary S-4/Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) any communication, including comments, from the SEC on the S-4/Proxy Statement, (v) any request by the SEC for any amendment of or supplements to the S-4/Proxy Statement, (vi) the filing of any amendment or supplement to the S-4/Proxy Statement, and (vii) any requests by the SEC for additional information.

(f) The Purchaser shall use its commercially reasonable efforts to ensure that the final S-4/Proxy Statement will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. If, at any time prior to the Purchaser Stockholder Meeting, it is discovered that there is any information that should be set forth in an amendment or supplement to the S-4/Proxy Statement so that the S-4/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Purchaser shall promptly file with the SEC (if required under the Securities Act, the Exchange Act, or any of the respective rules and regulations thereunder) and distribute to the Purchaser Common Stockholders an amendment or supplement to the S-4/Proxy Statement containing such information.

(g) The Purchaser shall make any and all filings required to be made by the Purchaser with respect to the Transactions under the Securities Act, the Exchange Act, applicable “blue sky” laws, and the respective rules and regulations thereunder.

5.9 Purchaser Stockholder Meeting.

(a) As promptly as practicable after (x) being advised by the staff of the SEC that the staff of the SEC has no further comments on the Purchaser Proxy Documents, and (y) the S-4/Proxy Statement has been declared effective by the SEC, the Purchaser shall establish a record date (which date shall be mutually agreed with the Seller) for, duly call, give notice of, convene and hold, the Purchaser Stockholder Meeting. The Purchaser shall (i) engage a professional third-party proxy solicitor, (ii) pursue and enter into Support Agreements with the Purchaser’s significant stockholders, (iii) mail the S-4/Proxy Statement to the Purchaser Common Stockholders as of the record date established by the Purchaser Board and (iv) otherwise use its reasonable best efforts, to obtain the Required Vote of the Purchaser Common Stockholders to approve the Required Approval Matters, including by soliciting proxies as promptly as practicable in accordance with applicable Law and the Purchaser Organizational Documents.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be entitled to adjourn the Purchaser Stockholder Meeting (i) to ensure that any supplement or amendment to the S-4/Proxy Statement that the Purchaser Board has determined in good faith (based on advice of the Purchaser’s counsel) is required by applicable Law to be disclosed to the Purchaser Common Stockholders is promptly disseminated to the Purchaser Common Stockholders prior to the Purchaser Stockholder Meeting, (b) to solicit additional proxies from the Purchaser Common Stockholders, if, as of the time for which the Purchaser Stockholder Meeting is originally scheduled (as set forth in the S-4/Proxy Statement), there are or will be insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Purchaser Stockholder Meeting, or (c) by up to ten (10) Business Days in order to solicit additional proxies to obtain the Required Vote of the Purchaser Common Stockholders to approve the Required Approval Matters; provided that, in the event of an adjournment pursuant to clause (a) or clause (b) above, the Purchaser Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

5.10 Listing. The Purchaser shall cause (a) the Purchaser Common Stock to remain listed at all times during the Interim Period, (b) the Initial Purchaser Shares to be listed as of the Initial Closing, and (c) the Secondary Purchaser Shares to be listed as of the Secondary Closing, in each case, on the Nasdaq Capital Market.

5.11 Section 16 of the Exchange Act. Prior to the Secondary Closing, the Purchaser Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of any Issued Purchaser Shares pursuant to this Agreement by any manager, director, or officer of the Seller or any of the AiPharma Companies or any other Affiliate or related person of the Seller or the AiPharma Companies who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt acquisition for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

5.12 Regulatory Matters. To the extent the Parties mutually agree that any Governmental Approval is necessary or appropriate to consummate the Transactions, each Party shall (i) use commercially reasonable efforts to obtain such Governmental Approval as promptly as practicable, (ii) consult and cooperate with the other Party in good faith in connection therewith, and (iii) inform the other Party as promptly as practicable of any material communication received by such Party from such Authority regarding the Transactions.

5.13 Tax Matters.

(a) Cooperation. The Seller, the Purchaser, and their respective Affiliates shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any Tax matters relating to the AiPharma Companies (including by the provision of reasonably relevant records or information). The Party requesting such cooperation shall pay the reasonable documented out-of-pocket expenses of the other Party.

(b) Tax Returns for Pre-Secondary Closing Tax Periods. The Seller (at the Seller’s sole cost and expense) shall prepare or cause to be prepared all Tax Returns of the AiPharma Companies that solely relate to Pre-Secondary Closing Tax Periods, and shall be responsible for the timely filing (taking into account any extensions received from the relevant Taxing Authority) of such Tax Returns. Such Tax Returns shall be true and correct and completed in accordance with past practice of the applicable AiPharma Company except to the otherwise required by applicable Law. All Taxes of any of the AiPharma Companies solely related to Pre-Secondary Closing Tax Periods (whether or not shown on such Tax Returns) shall be paid or will be paid by the Seller. The Seller shall (i) provide such Tax Returns to the Purchaser for the Purchaser’s review and comment at least twenty (20) days prior to the date such Tax Returns are required to be filed with the applicable Taxing Authority, and (ii) incorporate any reasonable comments provided by the Purchaser.

(c) Tax Returns Filed After the Secondary Closing. The Purchaser shall prepare or cause to be prepared all Tax Returns required by applicable Law to be filed by the AiPharma Companies after the Secondary Closing Date to the extent not provided for in Section 5.13(b) above. If any such Tax Returns would have the effect of increasing the liability of the Seller for Taxes for a taxable period that includes but does not end on the Secondary Closing Date, either directly, as a result of an indemnification obligation pursuant to this Agreement, or otherwise (“Seller Tax Items”), then the Purchaser shall (i) provide such Tax Returns to the Seller for the Seller’s review and comment at least 20 days prior to the date such Tax Returns are required to be filed with the applicable Taxing Authority, and (ii) incorporate any reasonable comments provided by the Seller to the extent such comments relate to any Seller Tax Items. The Seller shall pay to Purchaser its share of Taxes reflected on any Tax Returns described in this Section 5.13(c) (determined in accordance with Section 5.13(d) below) no later than three days prior to the due date of such Tax Returns.

(d) Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are and are payable for a taxable period that includes but does not end on a closing date (whether the Initial Closing Date or the Secondary Closing Date), the portion of such Tax which relates to the portion of such taxable period ending on such closing date, which shall be the responsibility of the Seller, shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on such closing date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on such closing date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code), any “passive foreign investment company” (within the meaning of Section 1297 of the Code) or any partnership or other pass-through entity in which any AiPharma Company holds a beneficial interest shall be deemed to terminate at such time).

(e) Tax Contests. The Purchaser shall promptly notify the Seller upon receipt of any written notice of any Tax Contest which would reasonably be expected to give rise to any Seller Tax Items. In the Seller’s sole discretion, the Seller may elect to participate in (but not control) the conduct of any such Tax Contest at its own expense. The Purchaser shall provide copies of all correspondence with the applicable Taxing Authority with respect to such Tax Contest, and shall not settle or compromise such Tax Contest without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed). To the extent this Section 5.13(e) conflicts with any other provision of this Agreement, this Section 5.13(e) shall control.

(f) Prohibited Actions. Without the prior written consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Affiliates (including the AiPharma Companies) not to take any of the following actions except to the extent otherwise required by applicable Law: (i) file, re-file, supplement, or amend any Tax Return of the AiPharma Companies for any Pre-Secondary Closing Tax Period, (ii) file any voluntary disclosure agreement (or participate in any arrangement similar thereto), (iii) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the AiPharma Companies for any Pre-Secondary Closing Tax Period, or (iv) waive or otherwise compromise any right to any refund or credit with respect to any Pre-Secondary Closing Tax Period.

(g) Transfer Taxes. The payment of any sales, use, value added, stamp duty, transfer, or other similar Taxes or governmental fees (including any interest or penalties related thereto) that may be payable in connection with the Transactions (collectively, “Transfer Taxes”) shall be borne one-half (1/2) by the Purchaser on the one hand, and one-half (1/2) by the Seller on the other hand. The Party responsible for filing applicable Tax Returns with respect to Transfer Taxes shall timely file all such Tax Returns as required by applicable Law and shall notify the other Party when such filings have been made. The Parties shall reasonably cooperate prior to the filing of such Tax Returns with respect to Transfer Taxes and agree to minimize such Transfer Taxes to the extent allowed by applicable Law.

(h) Intended Tax Treatment; Purchase Price Allocation. The Purchaser and the Seller intend for (i) the transactions completed at the Initial Closing to be treated as the Purchaser’s purchase of an undivided interest in 9.5% of Seller’s interest in the assets of the Company, and immediately thereafter as the contribution by Purchaser and the Seller in their respective interests in the assets of the Company to a partnership in exchange for ownership interests in that partnership in a transaction intended to be governed by Revenue Ruling 99-5, and (ii) the transactions completed at the Secondary Closing to be treated as the termination of the partnership created in clause (i) and as a sale of partnership interests by Seller and the purchase of Seller’s undivided interests in the assets of the Company in a transaction intended to be governed by Revenue Ruling 99-6 (collectively the “Intended Tax Treatment”). The Purchaser shall prepare an allocation of the amounts treated as consideration for the Initial Company Interests and the Remaining Company Interests for U.S. federal and state income Tax purposes (the “Tax Purchase Price”) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated pursuant thereto. The Purchaser shall deliver a schedule to Seller setting forth such allocations (the “Purchase Price Allocation”) within 90 days after the Initial Closing and the Secondary Closing, and the Seller shall have the opportunity to review and comment on such Purchase Price Allocation, which comments the Purchaser shall consider in good faith. Neither Purchaser, the AiPharma Companies, nor the Seller shall take a position inconsistent with the Purchase Price Allocation or the Intended Tax Treatment (including in audits) absent a “determination” within the meaning of Section 1313 of the Code to the contrary.

(i) Tax Elections. To the extent a valid election under Section 754 of the Code (and corresponding provisions of state and local law) is not in effect for the Company as of the date hereof, the parties agree to cause the Company to make an election under Section 754 of the Code for U.S. federal, state and local income Tax purposes for the taxable year in which the Initial Closing Date occurs. In the case of any audit, examination, or other proceeding with respect to income Taxes of the Company for a taxable period ending on or prior to the Secondary Closing Date, if the Company is subject to the provisions of Sections 6221 through 6241 of the Code, then the Seller shall cause the partnership representative (within the meaning of Section 6223 of the Code) of the Company (including without limitation by replacing the partnership representative if necessary) to timely make an effective election under Section 6226 of the Code (or corresponding provisions of state or local Tax law) with respect to such audit, examination or other proceeding to “push out” any imputed underpayments of the Company or any of its Subsidiaries to the partners who were owners for the relevant Tax year or Tax period under audit.

(j) Section 338 Elections. The Purchaser may, in its sole discretion, choose to make an election pursuant to Section 338(g) of the Code and any comparable election under state or local applicable Laws with respect to the acquisition of any of the AiPharma Companies (except for the Company) (collectively, the “Section 338(g) Election”). The Seller hereby agrees to execute, file and deliver any and all required documents as may be necessary to effectuate such elections, and to file any applicable Tax Returns in a manner consistent with such Section 338(g) Election. The Seller shall not take, or permit others to take, any position, whether in connection with a Tax audit, a Tax Return, or otherwise, that is inconsistent with the Section 338(g) Elections unless required to do so by applicable Laws.

5.14 Directors’ and Officers’ Tail Policy. As of the Secondary Closing Date, the Purchaser shall obtain “tail” insurance policies, reasonably acceptable to the Seller, extending (for an aggregate period of six (6) years) coverage of directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or prior to the Secondary Closing, and covering (as direct beneficiaries) those Persons who are currently officers, directors or advisors of the Seller or any of the AiPharma Companies (the “Covered Persons”), in each case of the type and with the amount of coverage no less favorable than those of the current directors’ and officers’ liability insurance policies maintained by the Seller and the AiPharma Companies as of the Agreement Date. This Section 5.14 is intended to be for the benefit of, and will be enforceable by, the Covered Persons and their respective heirs, legatees, representatives, successors and assigns.

5.15 New Purchaser Equity Incentive Plan. From and after the Initial Closing, the Purchaser shall use its reasonable best efforts to establish and adopt a new equity incentive plan, providing for grants and issuances of equity incentive awards of ten million (10,000,000) shares of Purchaser Common Stock, and on such other terms and parameters as may be mutually agreed between the Purchaser and the Seller prior to the Initial Closing, subject to any applicable legal limitations (the “New Purchaser Equity Incentive Plan”). The Purchaser shall direct the New Purchaser Equity Incentive Plan to be approved by the Purchaser Board and the Purchaser Common Stockholders (at the Purchaser Stockholder Meeting).

5.16 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all lawful actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and to cooperate as reasonably requested by the other Party, to consummate and to implement expeditiously each of the Transactions and the Ancillary Transactions. The Parties shall execute and deliver such other agreements, certificates, and other documents, and take such other actions, as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the Transactions and the Ancillary Transactions. If, at any time after the Secondary Closing, any further action is necessary to carry out the purposes of this Agreement, the Parties shall use their commercially reasonable efforts to take any such action to the extent such action is lawful and not inconsistent with this Agreement.

5.17 Target Share Purchase Agreement. The Company covenants that, if and to the extent it enters into the Target Shares Purchase Agreement (as hereinafter defined), (i) it (and not any of its affiliated companies) will be the purchaser under the Target Shares Purchase Agreement, (ii) it will not assign or otherwise transfer any of its rights or any portion of the Target Shares Purchase Agreement, and (iii) it will have sole right under the applicable securities and other applicable laws to purchase the Additional Target Shares (as hereinafter defined), which it shall not transfer or otherwise assign. Notwithstanding anything to the contrary contained herein, if the Company does not enter into the Target Shares Purchase Agreement or acquire the Minimum Target Shares or the Additional Target Shares, such non-action shall not be deemed to be a breach of this Agreement by the Seller or any of the AiPharma Companies; provided, that in such event the Purchaser shall have the right to terminate this Agreement because of the failure to meet the condition set forth in Section 6.1(d).

Article VI
CONDITIONS TO SECONDARY CLOSING

6.1 Conditions to the Obligations of each Party to the Secondary Closing. The obligations of each Party to consummate the Secondary Closing are subject to the satisfaction or express written waiver of all the following conditions:

(a) No Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any currently effective Law that has the effect of making the Transactions illegal or which has the effect of prohibiting or otherwise preventing the consummation thereof, or (ii) issued or granted any currently effective Order that has the effect of making the Transactions illegal or that has the effect of prohibiting or otherwise preventing the consummation thereof.

(b) The S-4/Proxy Statement shall have been declared effective by the SEC.

(c) The Required Vote of the Purchaser Common Stockholders to approve the Required Approval Matters shall have been obtained at the Purchaser Stockholder Meeting.

(d) (i) The Company shall have acquired approximately 26% of the issued and outstanding share capital of the company identified on Schedule 6.1(d) hereto (the “Target”), determined as of October 22, 2021 (such shares, the “Minimum Target Shares”), in accordance with terms and financial structure to be agreed upon in writing between the Company and the Purchaser (the “Target Share Purchase Agreement”), and the Company shall have continued to own, beneficially and of record (or shall have contributed to the Purchaser), the Minimum Target Shares as of the Secondary Closing.

(ii) If and to the extent the Company has acquired additional shares of the Target in excess of the Minimum Target Shares but up to 51% of the issued and outstanding share capital of the Target, determined as of October 22, 2021 (such shares, the “Additional Target Shares”), the Company shall have continued to own, beneficially and of record (or shall have contributed to the Purchaser), the Additional Target Shares as of the Secondary Closing, which Minimum Target Shares and Additional Target Shares the Purchaser will acquire at the Secondary Closing for no additional consideration.

6.2 Conditions to Obligations of the Purchaser to the Secondary Closing. The obligation of the Purchaser to consummate the Secondary Closing is subject to the satisfaction, or the waiver by the Purchaser at its sole and absolute discretion, of all the following further conditions:

(a) The Seller shall have duly performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Secondary Closing.

(b) (i) The representations and warranties of the Seller set forth in the first sentence of Section 3.1(a) (other than with respect to good standing) (Existence), Section 3.2 (Authorization), and Section 3.5 (AiPharma Companies) shall be true and correct in all respects as of the Secondary Closing Date, as though made on and as of the Secondary Closing Date (except that representations and warranties that speak as of a specified date or time shall have been true and correct only as of such date or time), and (ii) all other representations and warranties of the Seller contained in this Agreement and in any certificate delivered by the Seller pursuant hereto shall be true and correct as of the Secondary Closing Date, as though made on and as of the Secondary Closing Date (except that representations and warranties that speak as of a specified date or time shall have been true and correct only as of such date or time), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “AiPharma Group Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, an AiPharma Group Material Adverse Effect.

(c) Since the Agreement Date, no AiPharma Group Material Adverse Effect shall have occurred and be continuing.

(d) The Purchaser shall have received each of the certificates, instruments, signature pages, and other items described under Section 2.2(b).

(e) The Purchaser shall have received a certificate, dated the Secondary Closing Date, executed by an authorized representative of the Seller, certifying that each of the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(f) The Purchaser shall have received an amendment to the VAT Certificate of GRA reflecting the current name of the entity.

(g) The Company will continue to own, directly or indirectly (through a wholly-owned Subsidiary), all of the material AiPharma Assets, other than any AiPharma Assets which the Company ceases to own, directly or indirectly, without a violation by the Seller of its covenants under this Agreement.

(h) The Purchaser shall have received a copy of the IRS acceptance letter confirming the IRS’s acceptance of the Company’s request to withdraw/rescind its respective Entity Classification Election.

(i) The Purchaser shall have received a copy of the IRS acceptance letter confirming the IRS’s acceptance of AiPharma Development’s request to withdraw/rescind its respective Entity Classification Election.

6.3 Conditions to Obligations of the Seller to the Secondary Closing. The obligations of the Seller to consummate the Secondary Closing is subject to the satisfaction, or the waiver by the Seller at its sole and absolute discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Secondary Closing Date.

(b) (i) The representations and warranties of the Purchaser set forth in the first sentence of Section 4.1(a) (other than with respect to good standing) (Existence) and Section 4.2 (Authorization) shall be true and correct in all respects as of the Secondary Closing Date, as though made on and as of the Secondary Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of the Purchaser set forth in Section 4.6 (Capitalization) shall be true and correct in all but de minimis respects as of the Secondary Closing Date, as though made on and as of the Secondary Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), and (iii) all other representations and warranties of the Purchaser contained in this Agreement and in any certificate delivered by the Purchaser pursuant hereto shall be true and correct as of the Secondary Closing Date, as though made on and as of the Secondary Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Purchaser Material Adverse Effect”) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(c) Since the date of the Transaction Agreement, the Purchaser shall have been in material compliance with all requirements under the Securities Act and the Exchange Act applicable to the Purchaser.

(d) Since the Agreement Date, no Purchaser Material Adverse Effect shall have occurred and be continuing.

(e) As of the Secondary Closing:

(i) the Purchaser shall not be a party to any stockholder rights agreement or plan, “poison pill” or substantially similar anti-takeover agreement or plan;

(ii) the Purchaser Board shall have taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL do not apply to the Transaction Agreement (including the transactions contemplated thereby), this Agreement and/or the Transactions;

(iii) no other “control share acquisition”, “fair price”, “moratorium” or anti-takeover provision of any applicable Laws, rules, regulations or requirements shall apply to this Agreement or the Transactions;

(iv) the Initial Purchaser Shares and the Secondary Purchaser Shares, when issued, (A) will be duly authorized, validly issued, fully paid and non-assessable, (B) will not be subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, any of the Purchaser Organizational Documents, or any contract to which the Purchaser is a party or by which the Purchaser is bound, (C) will not be issued in violation of any applicable securities laws or any applicable rules and regulations of any Authority (including the Nasdaq Stock Market), and (D) will be free and clear of any Liens, except for restrictions on transfer imposed by applicable securities laws; and

(v) the Purchaser Common Stock shall be listed on the Nasdaq Capital Market.

(f) The Seller shall have received each of the certificates, statements, signature pages, and other items described under Section 2.2(c).

(g) The Seller shall have received a certificate, dated the Secondary Closing Date, executed by an authorized representative of the Purchaser, certifying that each of the conditions set forth in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(d) and 6.3(e) have been satisfied.

(h) The Purchaser Common Stock shall have continued to have been listed all times during the Interim Period, the Initial Purchaser Shares shall have been listed at all times during the Interim Period, and the Secondary Purchaser Shares shall have been approved for listing, in each case, on the Nasdaq Capital Market.

(i) The Purchaser shall have delivered to the Seller a counterpart signature of the Registration Rights Agreement, duly executed by the Purchaser, and the Registration Rights Agreement shall be effective and in full force and effect.

(j) The Purchaser Charter shall have been amended and restated in the form of the A&R Purchaser Charter and the Purchaser Bylaws shall have been amended and restated in the form of the A&R Purchaser Bylaws.

(k) Two (2) Seller Designated Directors shall be members of the Purchaser Board as of immediately prior to the Secondary Closing.

(l) The Purchaser shall have adopted the New Purchaser Equity Incentive Plan (in substantially the form described in Section 5.15), which shall have been approved by the Purchaser Board and the Purchaser Common Stockholders (at the Purchaser Stockholder Meeting).

Article VII
TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Secondary Closing:

(a) by mutual written consent of each Party;

(b) by either Party:

(i) if the Initial Closing has not occurred by January 31, 2022; provided, that this termination right under this Section 7.1(b)(i) shall not be available to any Party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Initial Closing to have been consummated on or before January 31 2022; provided, further, that the Purchaser Board’s determination, in the exercise of its fiduciary duties, not to provide the approvals and recommendations under Section 2.1(a)(i) shall not be deemed to be a material breach under this Agreement;

(ii) if the Required Vote of the Purchaser Common Stockholders for the approval of all of the Required Approval Matters was not obtained at the Purchaser Stockholder Meeting (or any adjourment thereof pursuant to the terms of this Agreement);

(iii) if (whether prior to or after the receipt of the Required Vote of the Purchaser Common Stockholders) any Authority shall have issued an Order or taken any other Action, in each case that has become final and non-appealable and that restrains, enjoins or otherwise prohibits the closing of the Transactions; provided, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to a Party if such restraint, injunction or prohibition was primarily due to the failure of such Party to perform its obligations under this Agreement; or

(iv) if (whether prior to or after the receipt of the Required Vote of the Purchaser Common Stockholders) the Secondary Closing of the Transactions has not occurred by June 30, 2022 (the “Outside Date”); provided that this termination right under this Section 7.1(b)(iv) shall not be available to any Party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Secondary Closing to have been consummated on or before the Outside Date;

(c) by the Seller, if the S-4/Proxy Statement has not been filed with the SEC by later of March 31, 2022 and the Filing Target Date (the “Filing Deadline”); provided that this termination right under this Section 7.1(c) shall not be available to the Seller if the Seller’s material breach under this Agreement has been the cause of, or resulted in, the failure of the S-4/Proxy Statement to have been filed on or before the Filing Deadline;

(d) by the Seller, if (whether prior to or after the receipt of the Required Vote of the Purchaser Common Stockholders) (i) there has been a breach of or any failure to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser in this Agreement shall be or have become inaccurate, in either case such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied, and (ii) such breach, failure to perform, or inaccuracy (A) has not been cured on or prior to the earlier of (x) the Outside Date and (y) 15 Business Days following the delivery by the Seller to the Purchaser of written notice of such breach, failure to perform, or inaccuracy, or (B) is not capable of being cured by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Seller if the Seller has failed to perform any of its respective covenants, obligations or agreements contained in this Agreement or if there is a breach of any of its respective representations or warranties contained in this Agreement, such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;

(e) by the Purchaser, if (whether prior to or after the receipt of the Required Vote of the Purchaser Common Stockholders) (i) there has been a breach of or any failure to perform any covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller in this Agreement shall be or have become inaccurate, in either case such that any of the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied, and (ii) such breach, failure to perform, or inaccuracy (A) has not been cured on or prior to the earlier of (x) the Outside Date and (y) 15 Business Days following the delivery by the Purchaser to the Seller of written notice of such breach, failure to perform, or inaccuracy, or (B) is not capable of being cured by the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to the Purchaser if the Purchaser has failed to perform any of its respective covenants, obligations or agreements contained in this Agreement or if there is a breach of any of its respective representations or warranties contained in this Agreement, such that any of the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied; and

(f) by the Purchaser, pursuant to the last sentence of Section 5.4(d).

7.2 Effect of Termination. If this Agreement is terminated pursuant to Section 7.1 and the Transactions are not consummated, then all further obligations of the Parties under this Agreement and any Ancillary Agreement shall terminate and have no further force or effect, except for the agreements of the Parties under 8.3 (Notices), 8.6 (Public Announcements), 8.8 (Fees and Expenses), and 8.11 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial), which shall survive such termination and remain in full force and effect; provided, however, that any such termination will not relieve any Party from any liability for any Fraud Claims occurring prior to such termination.

Article VIII
MISCELLANEOUS

8.1 Construction. In this Agreement:

(a) References to particular sections and subsections, schedules, annexes and exhibits not otherwise specified are cross-references to sections and subsections, schedules, annexes and exhibits of this Agreement.

(b) The words “herein”, “hereof”, “hereunder”, and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine, or neutral gender, includes the others, unless the context otherwise requires.

(d) The word “including” means “including without limitation”.

(e) The word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”), unless used in conjunction with “either” or the like.

(f) The word “any” means “any one, more than one, or all”.

(g) Unless otherwise specified, any financial or accounting term has the meaning of such term under U.S. GAAP.

(h) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(i) Any information, item or matter referenced in a schedule contained in the Seller Disclosure Letter or Purchaser Disclosure Letter delivered by the applicable Party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) both (i) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and (ii) any other representations and warranties of such Party that are contained in this Agreement to which the relevance of such information, item or matter thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have an AiPharma Group Material Adverse Effect or Purchaser Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(j) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day that is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(k) Captions and headings are not a part of this Agreement, but are included for convenience only.

8.2 Survival. The (a) covenants and agreements (to the extent contemplating or requiring performance prior to the Secondary Closing) and (b) representations and warranties, in each case, set forth in this Agreement shall not survive the Secondary Closing, other than in the case of Fraud Claims. Each of the representations and warranties set forth in this Agreement shall terminate effective immediately as of the Secondary Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Secondary Closing, other than in the case of Fraud Claims. The covenants and agreements of any Party set forth in this Agreement, to the extent contemplating or requiring performance by such Party prior to the Secondary Closing, shall terminate effective immediately as of the Secondary Closing such that no claim for breach of any such covenant, detrimental reliance or other right or remedy (whether in contract, in tort or at law or equity) may be brought after the Secondary Closing. Each covenant and agreement which by its terms requires performance at or after the Secondary Closing (including, for the avoidance of doubt, Section 5.13 (Tax Matters), Sections 8.3 (Notices), 8.6 (Public Announcements), 8.8 (Fees and Expenses), and 8.11 (Governing Law; Consent to Jurisdiction; Waiver of Jury Trial)) (the “Surviving Covenants”) shall expressly survive the Secondary Closing until fully performed in accordance with its terms and nothing in this Section 8.2 shall be deemed to limit any rights or remedies of any Person for breach of any such Surviving Covenant. Accordingly and for the avoidance of doubt, following the Secondary Closing, except with respect to the Surviving Covenants and any Fraud Claims, no Party shall have any liability or obligation of any kind or nature whatsoever to any other Party (whether such liability is based on a theory of breach of contract (including any breach of any representation, warranty, covenant or agreement set forth in this Agreement), tort or otherwise) arising out of or in any way related to any claim or cause of action with respect to this Agreement, except as expressly set forth in this Section 8.2.

8.3 Notices. Any and all notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt), (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the email address set forth below (and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one (1) Business Day after its transmission by email), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a Party may designate by notice to the other Party):

If to the Seller:

AiPharma Global Holdings LLC
14th Floor, One JLT,
Jumeirah Lakes Towers
PO Box 103805
Dubai
Attention: Alessandro Gadotti

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
200 Park Avenue
New York, NY 10166
Attention: Doron Lipshitz, Esq.

If to the Purchaser:

Aditxt, Inc.

737 N. Fifth St., Suite 200

Richmond, VA 23219

Attention: Amro Albanna

with a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Attention: Richard A. Friedman, Esq.

8.4 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each Party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the Party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) No failure or delay in exercising any right or remedy hereunder, or in requiring satisfaction of any condition herein, nor any course of dealing, shall constitute a waiver of or prevent any Party from subsequently enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a Party waives or otherwise affects any obligation of that Party or impairs any right of the Party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved Party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything to the contrary contained in this Agreement, no Party shall seek, nor shall any Party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof, or any matter otherwise relating hereto or arising in connection herewith.

8.5 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.6 Public Announcements. Except as required by applicable Laws or the applicable rules or regulations of any Authority (including the applicable rules, regulations or requirements of the Nasdaq Stock Market and the Securities and Exchange Commission), and except with respect to the Purchaser SEC Documents, none of the Parties or its respective agents shall issue any press releases or make any other public statements relating to the Transactions or any of the Ancillary Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). If a Party is required to make any such public disclosure as provided above, the Parties shall use their reasonable best efforts to agree on a mutually acceptable press release or public disclosure to be issued.

8.7 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent any material breach of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to (and not in substitution for) any other remedy to which such Party is entitled at law or in equity. Any Party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that: (i) the other Party has an adequate remedy at law; or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.

8.8 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear and be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, and the consummation of the Transactions and the Ancillary Transactions, including, but not limited to, any and all amounts payable to any professionals engaged by such Party (including financial advisors, brokers, finders, legal counsel, accountants and other consultants and advisors).

8.9 No Assignment or Delegation. No Party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the prior written consent of the other Party.

8.10 Transaction Engagements.

(a) Notwithstanding anything to the contrary in this Agreement, from and after the Initial Closing, (i) all communications between the Purchaser or its subsidiaries or any of their respective Representatives, on one hand, and Sheppard, Mullin, Richter & Hampton LLP (the “Purchaser’s Counsel”), on the other hand, in connection with the Transactions (collectively, the “Purchaser Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the members of the Purchaser Board as of immediately prior to the Agreement Date (the “Transaction Board Members”) and not the Purchaser or its subsidiaries, (ii) neither the Seller, the Company nor any of their respective Representatives (including, without limitation, any members of the Purchaser Board nominated by the Seller pursuant to the terms of this Agreement) shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Transaction Board Members shall be the sole holder of the attorney-client privilege with respect to each Purchaser Transaction Engagement, and neither the Purchaser or its subsidiaries or any of their respective Representatives nor Seller, the Company or their subsidiaries or any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of any Purchaser’s Counsel in respect of any Purchaser Transaction Engagement constitute property of the client thereof, only Transaction Board Members shall hold such property rights thereto, and (v) unless directed to do so by the Transaction Board Members or by a court of competent jurisdiction or other Authority (and then in each case only to the extent of such direction), no Purchaser’s Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Purchaser or its subsidiaries or any of their respective Representatives to Seller, the Company or their subsidiaries or any of their respective Representatives by reason of any attorney-client relationship between Purchaser’s Counsel and the Purchaser or any of its subsidiaries or otherwise.

(b) Notwithstanding anything to the contrary in this Agreement, from and after the Initial Closing, (i) all communications between the Seller or its subsidiaries (including the AiPharma Companies) or any of their respective Representatives, on one hand, and Greenberg Traurig, LLP (the “Seller’s Counsel”), on the other hand, in connection with the Transactions (collectively, the “Seller Transaction Engagements”) shall be deemed to be attorney-client confidences that belong solely to the Seller and not the Purchaser or its subsidiaries (including the AiPharma Companies), (ii) neither the Purchaser, the AiPharma Companies nor any of their respective Representatives shall have access to any such communications, or to any of the files or other documents delivered or prepared in connection therewith, (iii) the Seller shall be the sole holder of the attorney-client privilege with respect to each Seller Transaction Engagement, and neither the Purchaser nor its subsidiaries (including the AiPharma Companies) nor any of their respective Representatives shall be a holder thereof, (iv) to the extent that files of any Seller’s Counsel in respect of any Seller Transaction Engagement constitute property of the client thereof, only the Seller shall hold such property rights thereto, and (v) unless directed to do so by the Seller or by a court of competent jurisdiction or other Authority (and then in each case only to the extent of such direction), no Seller’s Counsel shall have any duty whatsoever to reveal or disclose any such attorney-client communications or files related to the Seller or its subsidiaries (including the AiPharma Companies) or any of their respective Representatives to the Purchaser, any of its subsidiaries (including the AiPharma Companies) or any of their respective Representatives by reason of any attorney-client relationship between Seller’s Counsel and the Seller or any of its subsidiaries (including the AiPharma Companies) or otherwise.

8.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction.

(b) Each Party hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Chancery Court of the State of Delaware for any Action arising out of or relating to this Agreement or the negotiation, validity or performance of this Agreement or the Transactions; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such Action, such Action shall be brought in the Federal courts of the United States located in the State of Delaware (in such order, the “Chosen Courts”), (ii) waives any objection to the laying of venue of any such Action in the Chosen Courts, and (iii) agrees not to plead or claim in any Chosen Court that such Action brought therein has been brought in any inconvenient forum. Each Party hereby agrees not to commence any such Action other than before the appropriate Chosen Courts. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment in any court of competent jurisdiction, or in any other manner provided by Law. Each Party agrees that service of summons and complaint or any other process that might be served in any Action hereunder may be made on such Party by sending or delivering a copy of the process to such Party to be served at the address of such Party and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

(c) EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION OR LEGAL PROCEEDING MAY BE COMMENCED, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTIONS. Each Party acknowledges that such Party has been represented in connection with the signing of this waiver of jury trial by independent legal counsel selected by such Party and that such Party has discussed the legal consequences and import of this waiver with such legal counsel. Each Party further acknowledges that such Party has read and understands the meaning of this waiver of jury trial and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with its legal counsel.

8.12 Counterparts. This Agreement may be executed in multiple original, PDF or electronic counterparts, each of which shall constitute an original, but all of which taken together shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of original, photocopied, or electronically transmitted executed signature pages that collectively bear the signatures of all other Parties.

8.13 Entire Agreement. This Agreement collectively with the Ancillary Agreements set forth the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related hereto and thereto (whether written or oral). No provision of this Agreement or any Ancillary Agreement may be explained or qualified by any other agreement, negotiations, understanding, discussion, conduct or course of conduct, or by any trade usage. Except as otherwise expressly stated in this Agreement or any Ancillary Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No Party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith, or any Ancillary Agreement, except those expressly stated herein or therein.

8.14 Severability. A determination by a court or other legal Authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal Authority to substitute) for any such provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

8.15 Termination of Transaction Agreement. The Parties acknowledge and agree that, upon the execution and delivery of this Agreement, the Transaction Agreement is terminated and all obligations of the Parties under the Transaction Agreement are terminated and have no further force or effect; provided, however, that such termination will not relieve any Party from any liability for any Fraud Claims with respect to the Transaction Agreement occurring prior to such termination.

8.16 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon, or may be enforced by, any Person not a signatory hereto.

8.17 Non-Recourse. This Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the Transactions may be brought only against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named Party to this Agreement (which Persons are intended third-party beneficiaries of this Section 8.17) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity Party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named Party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the Transactions.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Seller:

AiPharma Group Ltd.

By:	/s/ Alessandro Gadotti
	Name:	Alessandro Gadotti
	Title:	Chief Executive Officer

Purchaser:

Aditxt, Inc.

By:	/s/ Amro Albanna
	Name:	Amro Albanna
	Title:	CEO

[Signature Page – Share Exchange Agreement]

Annex I

Corporate Organizational Chart and List of AiPharma Assets

Annex II

Loan Amendment Terms

The following the principal terms of the amendment to the Loan Documents (including as amended by the Sixth Amendment to the Secured Credit Agreement):

1.	Loan term will be extended to have a maturity date that is the day after the Secondary Closing Date.

2.	All principal and accrued and unpaid interest (including with respect to periods prior to the amendment) shall be due and payable at maturity.

3.	If the Share Exchange Agreement terminates prior to the Secondary Closing for whatever reason, the Maturity Date (as defined in the Loan Documents) will be extended to the date that is five (5) years after the date of the original Loan Documents.

Exh A - 0